UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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THE HANOVER INSURANCE GROUP, INC.

Notice of Annual Meeting

and Proxy Statement

Annual Meeting

of Shareholders

to be held

May 17, 2011

Corporate Headquarters

440 Lincoln Street

Worcester, Massachusetts 01653

THE HANOVER INSURANCE GROUP, INC.

440 Lincoln Street

Worcester, Massachusetts 01653

April 4, 2011

TO OUR SHAREHOLDERS:

You are cordially invited to attend the Annual Meeting of Shareholders of The Hanover Insurance Group, Inc. to be held on Tuesday, May 17, 2011, at 9:00 a.m. local time, at the Company’s headquarters in Worcester, Massachusetts.

We have elected to take advantage of Securities and Exchange Commission rules that allow us to furnish proxy materials to our shareholders via the Internet. We believe that these rules allow us to provide our shareholders with the information they need, while lowering the costs of printing and delivery and reducing the environmental impact of our Annual Meeting.

The accompanying Notice and Proxy Statement describe in detail the matters to be acted on at the Annual Meeting. Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. Please review the instructions concerning each of your voting options described in the Proxy Statement. Your cooperation will assure that your shares are voted and will also greatly assist us in preparing for the Annual Meeting.

Sincerely,

Frederick H. Eppinger

President and Chief Executive Officer

THE HANOVER INSURANCE GROUP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 17, 2011

To the Shareholders of

The Hanover Insurance Group, Inc.:

The Annual Meeting of Shareholders of The Hanover Insurance Group, Inc. (“THG” or the “Company”) will be held at THG’s headquarters, 440 Lincoln Street, Worcester, Massachusetts 01653 on Tuesday, May 17, 2011, at 9:00 a.m. local time, for the purpose of considering and voting on:

1.	The election of four individuals to the Board of Directors;

2.	An advisory vote on executive compensation;

3.	An advisory vote on the frequency of holding an advisory vote on executive compensation;

4.	The ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of THG for 2011; and

5.	Such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed March 23, 2011 as the record date for determining the shareholders of THG entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

By Order of the Board of Directors,

CHARLES F. CRONIN

Vice President and Secretary

Worcester, Massachusetts

April 4, 2011

Your vote is important. Whether or not you plan to attend the Meeting, you are requested to vote your shares. Please follow the voting instructions set forth in the Proxy Statement. If you do attend the Annual Meeting and desire to withdraw your proxy and vote in person, you may do so.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 17, 2011: The Proxy Statement and Annual Report to Shareholders are available at www.envisionreports.com/thg.

2011 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

THE HANOVER INSURANCE GROUP, INC.

440 Lincoln Street

Worcester, Massachusetts 01653

PROXY STATEMENT

We have made these proxy materials available to you on or about April 4, 2011 via the Internet or, at your request, have forwarded paper copies of these proxy materials to you by mail, in connection with the solicitation of proxies by the Board of Directors (the “Board”) of The Hanover Insurance Group, Inc. (“THG” or the “Company”) for use at the Annual Meeting of Shareholders of THG to be held on May 17, 2011 (the “Annual Meeting” or “Meeting”). In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a paper copy of the proxy materials in the mail unless you request one. Instead, the Notice instructs you how to access and review the proxy materials via the Internet. The Notice also instructs you how to vote your shares via the Internet. If you received a Notice by mail and would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

QUESTIONS AND ANSWERS ABOUT PROXY MATERIALS AND THE ANNUAL MEETING

What is included in these proxy materials?

These proxy materials include:

•	Our Proxy Statement for the Annual Meeting; and
•

Our Annual Report to Shareholders for the fiscal year ended December 31, 2010 (the “Annual Report”), including financial statements for THG and its subsidiaries and the report of PricewaterhouseCoopers LLP thereon. The Annual Report to Shareholders is neither a part of this Proxy Statement nor incorporated herein by reference.

If you requested a paper copy of these materials by mail, these materials also include the proxy card for submitting your vote prior to the Annual Meeting.

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act on the following matters:

•	The election of four directors;
•	An advisory vote on executive compensation;
•	An advisory vote on the frequency of holding an advisory vote on executive compensation; and
•	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011.

Any other business that properly comes before the Annual Meeting will also be considered. In addition, management will report on the performance of the Company and respond to questions from shareholders.

Who is entitled to vote at the Annual Meeting?

Only shareholders of record at the close of business on March 23, 2011 (the “Record Date”) are entitled to vote at the Meeting.

What are the voting rights of the holders of the Company’s common stock?

Each share of THG’s common stock, par value $0.01 per share (the “Common Stock”), entitles its holder to one vote.

Who is soliciting my vote?

The Board is soliciting your vote at the Annual Meeting. We have retained Georgeson, Inc. of New York, N.Y., to help us solicit proxies personally or by mail, phone or Internet. We anticipate the costs of this service will be $8,000 plus reasonable expenses. Proxies may also be solicited on the Board’s behalf by directors, officers or employees of the Company, in person or by telephone, mail, electronic transmission or facsimile transmission. The Company will pay the cost of soliciting proxies, including reimbursing banks, brokerage firms and others for the reasonable expenses incurred by them for forwarding proxy material on behalf of the Board to you as a beneficial owner of THG Common Stock.

How does the Board recommend I vote?

Our Board recommends that you vote your shares “FOR” the election of each nominee to the Board, “FOR” the advisory vote on executive compensation, “FOR” the holding of an advisory vote on executive compensation every year, and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year.

How many shares are entitled to vote at the Annual Meeting?

As of the Record Date, 45,437,472 shares of Common Stock were issued, outstanding and entitled to be voted.

How many shares must be present to hold the Annual Meeting?

A quorum (a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting) must be present either in person or by proxy. Abstentions and broker non-votes will be treated as present at the Annual Meeting for the purpose of determining a quorum. A “broker non-vote” occurs when a broker holding shares for a beneficial owner returns a proxy, but does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Banks and brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals, such as election of directors, advisory votes on executive compensation, and advisory votes on the frequency of executive compensation votes, but may vote their clients’ shares on the ratification of the appointment of the Company’s independent registered public accounting firm for the 2011 fiscal year.

What vote is required to approve each item?

The affirmative vote of the majority of the votes properly cast (in person or by proxy) is required to elect director nominees. For purposes of electing directors, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. If a nominee who is serving as a director is not elected at the Annual Meeting, under Delaware law, the director would continue to serve on the Board as a “holdover director.” However, under our by-laws, any director who fails to be elected shall promptly tender his or her resignation to the Board. The Nominating and Corporate Governance Committee (the “NCGC”) will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. In making their determinations, the NCGC and the Board may consider any factors deemed relevant. The Board will act on the NCGC’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the NCGC’s recommendation or the Board’s decision. If a nominee who was not already serving as a director is not elected at the Annual Meeting, then, under Delaware law, that nominee would not become a director and would not serve on the Board as a “holdover director.”

The affirmative vote of a majority of the votes properly cast (in person or by proxy) is required to approve the advisory vote on executive compensation, to select the frequency of the vote on executive compensation and to ratify the appointment of the Company’s independent registered public accounting firm. With respect to the frequency vote on executive compensation, if none of the three frequency options receives the vote of the holders of a majority of the votes properly cast, we will consider the frequency option (one year, two years or three years) receiving the highest number of votes cast by shareholders to be the frequency that has been recommended by shareholders.

Abstentions, because they are not votes cast, are not counted for any of the proposals and will have no effect on the outcome.

How do I vote?

You may either vote in person at the Annual Meeting or by proxy without attending the Meeting.

How do I vote by proxy?

If you are a registered shareholder (that is, if you hold THG stock certificates directly in your name), you may vote via the Internet in accordance with the instructions set forth in the Notice. If you have requested a paper copy of the proxy materials by mail, you may vote by mail, via the Internet, or via the toll-free number in accordance with the instructions set forth on the proxy card that accompanies the printed materials. The shares of Common Stock represented by your proxy will be voted as directed by you, the shareholder, or, if the proxy card is signed, dated and returned without instructions, in accordance with the Board’s recommendations as set forth in this Proxy Statement.

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held “in street name,” and such brokerage firm or nominee will forward the Notice and/or a printed copy of the proxy materials to you together with voting instructions. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote.

The proxy also confers discretionary authority with respect to any other proposals that may properly be brought before the Annual Meeting. As of the date of this Proxy Statement, management is not aware of any other matters to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the proxies solicited hereby will be voted in accordance with the recommendations of the Board.

Can I change my vote after I submit my proxy?

Yes. Any shareholder giving a proxy may revoke it at any time before it is exercised by delivering written notice thereof to the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, MA 01653. Any shareholder of record attending the Annual Meeting may vote in person whether or not the shareholder has previously filed a proxy. Shares held beneficially in street name may be voted in person only if you obtain and bring to the meeting a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Presence at the Annual Meeting by a shareholder who has submitted a proxy, however, does not in itself revoke the proxy.

How do participants in the Employees’ 401(k) Retirement Savings Plan vote their shares?

If you are a participant in The Hanover Insurance Group Retirement Savings Plan and you have shares of Common Stock allocated to your account, you may provide voting instructions to the trustee under the Plan via the Internet in accordance with the instructions set forth in the Notice. If you received a paper copy of the proxy materials, you may provide voting instructions to the trustee by submitting the proxy card by mail, via the Internet, or via the toll-free number set forth on the proxy card. The trustee will vote the shares allocated to your account in accordance with your instructions or, if your proxy is submitted without instructions, in accordance with the Board’s recommendations as set forth in this Proxy Statement. If you do not submit your proxy, the trustee will not vote your shares. Your voting instructions will be kept confidential by the trustee.

Who can attend the Annual Meeting?

The Meeting is open to all shareholders of the Company and to invited guests of the Board. Individuals who hold shares in “street name” may be required to provide a brokerage account statement or some other proof of their share ownership, as of the Record Date, March 23, 2011.

How much stock do the Company’s directors and executive officers own?

The following table sets forth information regarding the number of shares of Common Stock beneficially owned as of March 7, 2011 by (i) each director of THG, (ii) the named executive officers in the Summary Compensation Table appearing later in this Proxy Statement (the “NEOs”), and (iii) all directors, NEOs and other executive officers of THG as a group. This information has been furnished by the persons listed in the table.

Name of Beneficial Owner	Shares Beneficially Owned†		Percent of Class
Michael P. Angelini	34,368	(1)	*
Steven J. Bensinger	—		*
John J. Brennan	506	(2)	*
Eugene M. Bullis	—	(3)	*
P. Kevin Condron	1,000	(4)	*
Frederick H. Eppinger	822,384	(5)	1.8%
Neal F. Finnegan	15,173		*
David J. Gallitano	5,012	(6)	*
J. Kendall Huber	118,913	(7)	*
Wendell J. Knox	16,254		*
Robert J. Murray	19,334		*
Joseph R. Ramrath	11,065	(8)	*
Harriett Tee Taggart	3,512	(9)	*
Gregory D. Tranter	142,284	(10)	*
Marita Zuraitis	183,945	(11)	*

Directors, NEOs and other executive officers as a group (21 persons)	1,480,761	(12)	3.2%

†

As to shares listed in this column of the table, each person has sole voting and investment power, except as indicated in other footnotes to this table. Certain directors and executive officers have deferred, or under certain compensation programs were required to defer, receipt of certain stock grants. Deferred stock is held in a rabbi trust (the “Rabbi Trust”), the trustee of which is Wells Fargo Bank, N.A. As of March 7, 2011, the Rabbi Trust held 235,017 shares of Common Stock pursuant to deferrals by the directors and executive officers identified in this table. Deferred shares held in the Rabbi Trust are not included in the amounts set forth in this column. These shares may be voted by the trustee of the Rabbi Trust, but not the individuals on whose behalf the shares are held in the Rabbi Trust. For information regarding specific deferrals, please refer to the notes below.

*	Less than 1%.
(1)	Excludes 18,578 shares held by the Rabbi Trust, the receipt of which Mr. Angelini has deferred. Includes 4,000 shares held by the Domenic A. Angelini Residuary Trust, under Agreement dated October 25, 2003 (the “Trust”). Mr. Angelini is a co-trustee of the Trust and shares voting and investment power with respect to the shares of Common Stock held by the Trust.
(2)	Mr. Brennan was elected to the Board effective December 15, 2010, and was prohibited from purchasing shares from such date until the reporting date for this table under the Company’s insider trading policy.
(3)	On March 9, 2010, Mr. Bullis relinquished his position as CFO in advance of his planned retirement from the Company on May 14, 2010.
(4)	Excludes 9,507 shares held by the Rabbi Trust, the receipt of which Mr. Condron has deferred.
(5)	Excludes 160,596 shares held by the Rabbi Trust, the receipt of which Mr. Eppinger was required to defer. Includes 789,700 shares underlying options exercisable within 60 days of March 7, 2011.
(6)	Excludes 10,514 shares held by the Rabbi Trust, the receipt of which Mr. Gallitano has deferred.
(7)	Mr. Huber shares voting and investment power with his wife with respect to 14,387 shares. Includes 81,050 shares underlying options exercisable within 60 days of March 7, 2011.
(8)	Mr. Ramrath shares voting and investment power with his wife.
(9)	Dr. Taggart shares voting and investment power with her husband.
(10)	Includes approximately 520 shares held for the benefit of Mr. Tranter by the trustees of the Company’s Retirement Savings Plan and 117,850 shares underlying options exercisable within 60 days of March 7, 2011.
(11)	Excludes 35,822 shares held by the Rabbi Trust, the receipt of which Ms. Zuraitis was required to defer. Includes 153,250 shares underlying options exercisable within 60 days of March 7, 2011.
(12)	Includes approximately 3,967 shares held by the trustees of the Company’s Retirement Savings Plan, and 1,221,110 shares underlying options exercisable within 60 days of March 7, 2011; excludes 235,017 shares held by the Rabbi Trust. See notes 1 through 11 above.

Who are the largest owners of the Company’s stock?

The following table lists the persons who, to the best of the Company’s knowledge, are “beneficial owners” (as defined by SEC regulations) of more than five percent of the issued and outstanding shares of Common Stock as of March 7, 2011.

Name and Address of Principal Shareholder	Shares Beneficially Owned		Percent of Common Stock
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,794,822	(1)	8.4%

(1)	Based on a Schedule 13G/A filed on February 9, 2011 by BlackRock, Inc.

As of March 7, 2011, there were no persons other than BlackRock, Inc. known to THG to be the beneficial owners of more than five percent of the issued and outstanding shares of Common Stock.

CORPORATE GOVERNANCE

The Board has adopted Corporate Governance Guidelines, which can be found on the Company’s website at www.hanover.com under “Corporate Governance–Guidelines.” For a printed copy of the Guidelines, shareholders should contact the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, MA 01653.

There are four nominees for election to our Board this year. Each of the nominees has served as a director since the last Annual Meeting, except for Mr. Brennan, who joined the Board on December 15, 2010. Prior to his election to the Board, Mr. Brennan was recommended for the NCGC’s consideration by an outside search firm and an independent member of our Board. The NCGC retained the search firm to (i) identify potential director candidates that meet the Company’s director qualifications as set forth on page 14 below, and (ii) coordinate and facilitate interviews with qualified candidates. Information regarding the business experience and qualifications of each nominee and continuing director are provided below.

Who are the nominees for director?

John J. Brennan, 56, has been a director of THG since December 2010. Mr. Brennan is chairman emeritus and senior advisor of The Vanguard Group, Inc. Mr. Brennan joined Vanguard in 1982, was elected president in 1989, and served as chief executive officer from 1996 to 2008 and chairman of the board from 1998 to 2009. Mr. Brennan is also a director at LPL Investment Holdings Inc., a publicly-traded financial services company. Mr. Brennan is chairman of the Financial Accounting Foundation; a governor of the Financial Industry Regulatory Authority; and a trustee of the University of Notre Dame and King Abdullah University of Science and Technology. The Board has determined that Mr. Brennan is an independent director, based on the independence standards adopted by the Board and the requirements of the New York Stock Exchange (“NYSE”). We believe Mr. Brennan’s qualifications to serve on our Board of Directors include his high level of financial and accounting literacy and operating and management experience, gained through his roles as chairman and CEO of The Vanguard Group, Inc. and through his service with the Financial Accounting Foundation and the Financial Industry Regulatory Authority.

Mr. Brennan was elected a member of the Audit Committee effective March 2, 2011. If elected, Mr. Brennan’s term of office as a director of THG will expire in 2014.

David J. Gallitano, 63, has been a director of THG since 2006 and is President of Tucker Advisors, Inc., a sole proprietor private investment and advisory firm. Mr. Gallitano was Chairman and Chief Executive Officer of APW Ltd., a global contract manufacturing company of technical equipment, from 2003 through 2005, and Chairman and Chief Executive Officer of Columbia National, Inc., a residential and commercial real estate financing company, from 1993 until 2002. Mr. Gallitano was an Executive Vice President at PaineWebber Incorporated, where he headed the company’s Principal Transactions Group, from 1986 through 1993. Mr. Gallitano also served as President and Chief Executive Officer of the General Electric Mortgage Capital Corporation from 1984 through 1986. Mr. Gallitano is a director of WellCare Health Plans, Inc., a publicly-traded managed health care service provider, and served as a director of Wild Oats Markets, Inc., a publicly-traded supermarket chain, from 2003 until its sale in 2007. The Board has determined that Mr. Gallitano is an independent director, based on the independence standards adopted by the Board and the requirements of the NYSE. We believe Mr. Gallitano’s qualifications to serve on our Board of Directors include his experience as a CEO, experience as a senior executive with General Electric Company, his experience with other public company boards of directors, and his nearly three decades of experience as a senior executive in the financial services industry.

Mr. Gallitano is a member of the Compensation Committee. If re-elected, Mr. Gallitano’s term of office as a director of THG will expire in 2014.

Wendell J. Knox, 63, has been a director of THG since 1999. Until his retirement in 2009, Mr. Knox was President and Chief Executive Officer of Abt Associates, a policy research and business consulting firm, where he had been employed since 1969. Mr. Knox is also a director of Abt Associates, Inc. and Eastern Bank, a mutually-owned commercial bank, and is a trustee of the Natixis, Loomis Sayles, Hansberger International Series Mutual Fund Complex, a fund complex comprised of 38 funds. The Board has determined that Mr. Knox is an independent director, based on the independence standards adopted by the Board and the requirements of the NYSE. We believe Mr. Knox’s qualifications to serve on our Board of Directors include his experience as a CEO, combined with his corporate governance expertise and experience with other boards of directors.

Mr. Knox is Chairman of the Nominating and Corporate Governance Committee. If re-elected, Mr. Knox’s term of office as a director of THG will expire in 2014.

Robert J. Murray, 69, has been a director of THG since 1996. He was Chairman of the Board of New England Business Service, Inc. (“NEBS”), a business-to-business direct marketing company, from 1995 until 2004, and served on the Board of Directors of NEBS from 1991 until 2004. He was Chief Executive Officer of NEBS from 1995 through 2003. Prior to joining NEBS, Mr. Murray was an executive officer with The Gillette Company, Inc., a consumer products company. Mr. Murray is also a director of Tupperware Brands Corp., a publicly-traded consumer-direct seller of personal and household products, LoJack Corporation, a publicly-traded automobile security system manufacturer, Delhaize Group, a publicly-traded international food retailer based in Belgium, and IDEXX Laboratories, Inc., a publicly-traded developer, manufacturer and distributor of products and services for veterinary, food and water testing markets. The Board has determined that Mr. Murray is an independent director, based on the independence standards adopted by the Board and the requirements of the NYSE. We believe Mr. Murray’s qualifications to serve on our Board of Directors include his experience as a CEO and senior executive, his participation on the boards of directors of numerous publicly-traded companies and his 15 year tenure on our Board.

Mr. Murray is Chairman of the Compensation Committee. If re-elected, Mr. Murray’s term of office as a director of THG will expire in 2014.

Who are the directors continuing in office?

Michael P. Angelini, 68, has been a director of THG since its formation in 1995 and Chairman of the Board since 2002, and was a director of a predecessor company from 1984 to 1996. Mr. Angelini is Chairman of the law firm of Bowditch & Dewey LLP, Worcester, Massachusetts, with which he has been associated since 1968. In 2011, Mr. Angelini was appointed by the Governor of Massachusetts to the Board of Directors of the Massachusetts Port Authority, and from 2007 until 2009, when it was merged into the Massachusetts Department of Transportation, Mr. Angelini served on the Board of Directors of the Massachusetts Turnpike Authority. Mr. Angelini is also a director of Commerce Bank & Trust Company, a regional bank headquartered in Worcester, Massachusetts, L. Hardy Company, Inc., a manufacturer of industrial cutting devices, and a number of other privately-held businesses primarily located in central Massachusetts. The Board has determined that Mr. Angelini is an independent director, based on the independence standards adopted by the Board and the requirements of the NYSE. We believe Mr. Angelini’s qualifications to serve on our Board of Directors include his years of legal and management experience, his experience as a member of the board of directors of numerous other businesses, the leadership he exhibited in 2002 and 2003 when he assumed the role of Chairman of the Board at a time when we did not have a CEO, as well as the understanding of our people and our business that he has acquired over nearly three decades of service on our Board.

Mr. Angelini is a member of the Nominating and Corporate Governance Committee. Mr. Angelini’s term of office as a director of THG expires in 2013.

P. Kevin Condron, 65, has been a director of THG since 2007. Mr. Condron has served as Chairman and Chief Executive Officer of The Granite Group LLC, a plumbing and heating wholesaler, since 1998. From 1972 until it was merged with Capitol Plumbing and Heating Supply in 1997 to create The Granite Group, LLC, Mr. Condron was President and Chief Executive Officer of Central/Goulet Supply. Mr. Condron is a director of TD Bank, Inc., a financial services company, and is Chairman of the Board of Trustees at the College of the Holy Cross. Prior to August 2006, Mr. Condron served as an independent trustee of three investment trusts which were associated with THG’s former variable annuity and life insurance business. The Board has determined that Mr. Condron is an independent director, based on the independence standards adopted by the Board and the requirements of the NYSE. We believe Mr. Condron’s qualifications to serve on our Board of Directors include his experience as a CEO, his experience on numerous other boards of directors, including with TD Bank, which was a public company during much of his tenure on that board, and his experience as an entrepreneur with substantial business experience.

Mr. Condron is a member of the Compensation Committee. Mr. Condron’s term of office as a director of THG expires in 2013.

Frederick H. Eppinger, 52, has been Director, President and Chief Executive Officer of THG since joining the Company in 2003. Before joining the Company, Mr. Eppinger was Executive Vice President of Property and Casualty Field and Service Operations for The Hartford Financial Services Group, Inc. Prior to that, he was Senior Vice President of Strategic Marketing from 2000 to 2001 for ChannelPoint, Inc., a firm that provided business-to-business technology for insurance and financial service companies, and was a senior partner at the international consulting firm of McKinsey & Company. Mr. Eppinger led the insurance practice at McKinsey, where he worked closely with chief executive officers of many leading insurers over a period of 15 years, beginning in 1985. Mr. Eppinger began his career as an accountant with the firm then known as Coopers & Lybrand. He is a director of Centene Corporation, a publicly-traded, multi-line healthcare company. Mr. Eppinger is an employee of THG, and therefore is not an independent director. We believe Mr. Eppinger’s qualifications to serve on our Board of Directors include his 25 years of experience in the insurance industry, including as our President and Chief Executive Officer for over seven years, and the experience he has gained on the board of directors of Centene Corporation.

Mr. Eppinger’s term of office as a director of THG expires in 2012.

Neal F. Finnegan, 73, has been a director of THG since 2006. Mr. Finnegan served as President and Chief Executive Officer of Lumber Insurance Company, a specialty insurer to the lumber industry, from 2000 to 2001. From 2000 to 2005, Mr. Finnegan was Chairman of Citizens Bank of Massachusetts. Prior to that, Mr. Finnegan was President and Chief Executive Officer of UST Corporation from 1993 to 2000. Previously, Mr. Finnegan served in the financial services sector as an executive with Bankers Trust Company of New York, Bowery Savings Bank, Worcester Bancorp, and Shawmut Bank, NA. Mr. Finnegan is currently a member of the Board of Directors at Solution Inc., an IP management software provider traded on the Toronto Stock Exchange, and several other privately-held companies and charitable organizations. In addition, Mr. Finnegan is Chairman Emeritus of the Northeastern University Board of Trustees. The Board has determined that Mr. Finnegan is an independent director, based on the independence standards adopted by the Board and the requirements of the NYSE. We believe Mr. Finnegan’s qualifications to serve on our Board of Directors include his experience as a CEO of a prominent, publicly-traded financial institution, his nearly four decades of experience in the financial services industry and his experience on several boards of directors, including as Chairman of the Board of Trustees of Northeastern University.

Mr. Finnegan is a member of the Audit and Nominating and Corporate Governance Committees. Mr. Finnegan’s term of office as a director of THG expires in 2013.

Joseph R. Ramrath, 54, has been a director of THG since 2004. Mr. Ramrath has been Managing Director of Colchester Partners LLC, an investment banking and strategic advisory firm, since 2002. Mr. Ramrath was Executive Vice President and Chief Legal Officer of the United Asset Management division of Old Mutual plc, an international financial services firm headquartered in London, England, from 2000 to 2002. Prior to that, he was Senior Vice President, General Counsel and Secretary of United Asset Management Corporation from 1996 until its acquisition by Old Mutual in 2000. Mr. Ramrath also serves as an Adjunct Professor at Boston College Law School. Earlier in his career, Mr. Ramrath was a partner of Hill & Barlow, a Boston law firm, and a certified public accountant with Arthur Andersen & Co. The Board has determined that Mr. Ramrath is an independent director, based on the independence standards adopted by the Board and the requirements of the NYSE. We believe Mr. Ramrath’s qualifications to serve on our Board of Directors include his accounting, financial and legal background, his experience as a member of management and on the board of directors with other public companies, as well as his years of experience as an advisor to investment advisory companies.

Mr. Ramrath is Chairman of the Audit Committee. Mr. Ramrath’s term of office as a director of THG expires in 2012.

Harriett “Tee” Taggart, 62, has been a director of THG since 2009. She currently manages a professional practice, Taggart Associates. She serves as an endowment investment committee member, evaluating global portfolio managers and asset allocation strategies, for several major non-profit organizations. From 1983 through 2006, Dr. Taggart was a Partner, Senior Vice President and sector portfolio manager at Wellington Management LLC, a global investment company. Dr. Taggart is a director of Albemarle Corporation and The Lubrizol Corporation, both publicly-traded specialty chemical manufacturers. Dr. Taggart is also on the boards of trustees and advisory committees of several non-profit organizations and active in a number of corporate governance organizations. The Board has determined that Dr. Taggart is an independent director, based on the independence standards adopted by the Board and the requirements of the NYSE. We believe Dr. Taggart’s qualifications to serve on our Board of Directors include her three decades of experience in the financial services industry, as well as her executive leadership and management experience and experience with other public company boards of directors.

Dr. Taggart is a member of the Audit Committee. Dr. Taggart’s term of office as a director of THG expires in 2012.

How does the Board determine which directors are considered independent?

Under NYSE rules, a member of our Board only qualifies as “independent” if our Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Company’s Corporate Governance Guidelines include standards to assist the Board in determining whether a director has a material relationship with the Company. The standards conform to the standards established by the NYSE. The portion of our Corporate Governance Guidelines addressing director independence is attached to this Proxy Statement as Annex 1.

Our Board has determined that every director is independent under these standards with the exception of Mr. Eppinger, who is the Chief Executive Officer of the Company.

There are no family relationships among any of the directors or executive officers of THG and its subsidiaries.

What is the Company’s procedure for approving related-person transactions?

The Board has established a written procedure for the review, approval and/or ratification of “transactions with related persons” (as such term is defined by the SEC, provided that the dollar threshold in our policy was reduced from the $120,000 threshold established by the SEC, to $100,000) (the “Related Person Transaction Policy”). Pursuant to such policy, all related person transactions will be reviewed, approved and/or ratified by the Audit Committee, except that, in the event management determines that it is impractical or undesirable to wait until an Audit Committee meeting to consummate a particular transaction, the Chair of the Audit Committee (or the Independent Presiding Director, in the event the Chair or any of his or her immediate family members is the “related person”) shall have the authority to review and approve the transaction. The Chair of the Committee, or Independent Presiding Director, as applicable, shall report to the Audit Committee at its next meeting any approval under this policy pursuant to this delegated authority. No member of the Audit Committee shall participate in any review, approval or ratification of a transaction with a related person with respect to which such member or any of his or her immediate family members is the related person. In preparing the Company’s SEC filings and in determining whether a transaction is subject to this policy, the Company’s General Counsel is entitled to make the determination of whether a particular relationship constitutes a material interest by a related person.

In evaluating a transaction with a related person, the Audit Committee (or its Chair), shall consider all relevant facts and circumstances available to it and shall approve or ratify only those transactions that are in, or not inconsistent with, the best interests of the Company and its shareholders, as it determines in good faith. To the extent feasible, a transaction with a related person that is identified as such in advance shall be submitted to the Audit Committee or Chair for review in advance of the transaction’s consummation. In the event the Company becomes aware of a transaction with a related person that has not been previously approved or ratified under this policy, the matter shall be submitted promptly to the Audit Committee or Chair for consideration. In such event, the Audit Committee or the Chair shall evaluate all options, including but not limited to ratification, amendment or termination of such transaction. The Audit Committee or the Chair also shall evaluate the facts and circumstances pertaining to the failure of such transaction to have been presented to the Audit Committee or Chair in advance and take such corrective action as it deems appropriate under the circumstances.

The Related Person Transaction Policy can be found on the Company’s website at www.hanover.com under “Corporate Governance–Company Policies.” For a printed copy of the policy, shareholders should contact the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, MA 01653.

What is the Board’s leadership structure and who is the director chosen to preside at executive sessions of the Board?

We separate the roles of CEO and Chairman of the Board in recognition of the differences between the two positions. The CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance to the CEO and sets the agenda for Board meetings and presides over shareholder meetings and meetings of the full Board.

Additionally, we believe that separating the roles and having an independent Chairman of the Board is consistent with corporate governance best practices and better supports effective management oversight and risk management. While we believe that these goals can be achieved without necessarily separating the two roles, we also take into consideration Mr. Angelini’s demonstrated skill in leading our Board and counseling management.

In accordance with the Company’s Corporate Governance Guidelines, each year the Board elects from among its independent members either a non-executive Chairman of the Board or a lead director to serve as the Independent Presiding Director. The duties of the Independent Presiding Director are determined by the Board, and include presiding over executive sessions of non-management directors (including the Committee of Independent Directors). Mr. Angelini, the Chairman of the Board, is the Independent Presiding Director. The Board generally convenes in executive session in connection with regularly scheduled Board meetings and at other times as deemed appropriate.

How often did the Board meet during 2010?

During 2010, there were nine meetings of the full Board of Directors. All of the incumbent directors attended at least 75% of the Board and committee meetings held while they were members during 2010.

What committees has the Board established?

The standing committees of the Board consist of the Committee of Independent Directors (the “CID”), the Audit Committee, the Compensation Committee, and the NCGC. Each committee is composed solely of directors determined by the Board to be independent in accordance with THG’s Corporate Governance Guidelines and NYSE listing standards. The current responsibilities of each of the committees are set forth in their charters, which are available on the Company’s website, www.hanover.com, under “Corporate Governance-Committee Charters.” For a printed copy of any of the committee charters, shareholders should contact the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, MA 01653.

Committee of Independent Directors

The CID, consisting of all the independent members of the Board, discharges such responsibilities as are referred to it from time to time by the Board or one of its committees. In particular, the committee is responsible for reviewing and approving the recommendations of the Compensation Committee and the NCGC, as appropriate, with respect to establishing performance criteria (goals and objectives) of our CEO, evaluating the CEO’s performance and approving CEO compensation. In addition to meeting the independence requirements under NYSE regulations, each committee member must also meet the independence requirements under Section 162(m) of the Internal Revenue Code (“Section 162(m)”) and generally must meet the independence requirements under Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”). While the independent members of the Board typically meet in executive session at every scheduled Board meeting, the CID, acting as such, had six designated committee meetings in 2010.

Audit Committee

The Board has made a determination that the members of the Audit Committee satisfy the requirements of the NYSE as to independence, financial literacy and experience and satisfy the independence requirements of the Sarbanes-Oxley Act of 2002. The Board has determined that Mr. Ramrath is an Audit Committee financial expert, as defined by SEC regulations. The Audit Committee is, among other things, responsible for the retention, oversight and, when deemed appropriate, termination of the Company’s independent registered public accounting firm. The Audit Committee reviews the arrangements for and the results of the auditor’s examination of the Company’s books and records, auditors’ compensation, internal accounting control procedures, and activities and recommendations of the Company’s internal auditors. It also reviews the Company’s accounting policies, control systems and compliance activities. The Audit Committee annually reviews and reassesses the adequacy of its charter. The committee held 13 meetings during 2010. The current members of the Audit Committee are listed in the table below. The report of the Audit Committee is included in this Proxy Statement on page 23.

Audit Committee
Joseph R. Ramrath (Chair)	John J. Brennan (effective March 2, 2011)	Neal F. Finnegan	Harriett Tee Taggart

Compensation Committee

The Compensation Committee has oversight responsibility with respect to compensation matters involving directors and executive officers of THG; produces an annual Compensation Committee Report for inclusion in the Company’s proxy statement; provides general oversight of the Company’s compensation structure, including compensation plans and benefits programs; and retains and approves the terms of the engagement of any outside compensation consultants retained by the committee, among other responsibilities set forth in the committee’s charter. In addition to meeting the independence requirements under NYSE regulations, each committee member must also meet the independence requirements under Section 16 of the Exchange Act and Section 162(m). The committee met five times in 2010. The current members of the Compensation Committee are listed in the table below. The Compensation Committee Report is included in this Proxy Statement on page 47.

Compensation Committee
Robert J. Murray (Chair)	P. Kevin Condron	David J. Gallitano

Use of Outside Compensation Consultants by the Compensation Committee and Consultant Independence

In executing its compensation responsibilities, the Compensation Committee engages external consultants to provide relevant market pay data and to assist it in making compensation decisions. For 2010, Frederick W. Cook & Co., Inc. (“F.W. Cook”) and Meridian Compensation Partners, LLC (“Meridian”) were engaged to provide such services to the Compensation Committee with respect to executive and director compensation matters.

During 2010, our compensation consultants:

•	provided relevant market and comparative data and information;
•	provided advice regarding compensation trends and issues;
•	provided input to the committee and management regarding the selection of peer companies against which to benchmark compensation levels and practices;
•	assisted in the design of our director and executive compensation programs; and
•	provided advice with respect to compensation decisions relating to our executive officers.

Each of the consulting firms was selected by, and report to, the committee. The committee reviews all compensation payable to compensation consultants with respect to services provided to the committee. Additionally, management reports to the committee, at least annually, regarding any other compensation paid to the compensation consultants’ firms. The engagement of compensation consultants is reviewed annually.

Nominating and Corporate Governance Committee

The NCGC advises and makes recommendations to the Board on all matters concerning directorship and corporate governance practices and the selection of candidates as nominees for election as directors. The committee recommended this year’s candidates for election and recommends Board member committee assignments to the full Board. The committee met eleven times in 2010. The current members of the NCGC are listed in the table below.

Nominating and Corporate Governance Committee
Wendell J. Knox (Chair)	Michael P. Angelini	Neal F. Finnegan

What is the process for consideration of director nominees?

The NCGC may identify candidates for nomination to the Board through several sources, including recommendations of non-management directors, shareholders, the Chief Executive Officer, other executive officers, an outside search firm or other resources. Committee members may, as appropriate under the circumstances, review the backgrounds of candidates in light of the current needs of the Board, interview qualified candidates, conduct inquiries with references and review available information pertaining to the candidate’s qualifications.

Director Qualifications

The NCGC believes that members of the Board and nominees for election to the Board should possess high personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. To maintain a majority of independent directors on the Board, as required by the Corporate Governance Guidelines established by the Board, the committee has a strong preference that nominees meet the independence standards established by the Board. Board members and nominees should demonstrate initiative, be participatory and contribute a perspective based on practical experience and mature judgment. The Board seeks members who represent a broad array of experiences and expertise in the context of the evolving needs of the Board. While we do not have a formal policy in this regard, when evaluating a candidate for Board membership, the NCGC and the Board will also take into consideration factors such as diversity, age and availability to serve. In addition, without the approval of the NCGC, nominees who are Chief Executive Officers (or others with similar responsibilities) should serve on no more than two other public company boards, and other nominees should serve on no more than three other public company boards. The NCGC previously approved an exception to this guideline with respect to Mr. Murray, who is no longer a Chief Executive Officer or in a position with similar time commitments.

Shareholder Nominees

The NCGC will consider qualified director candidates recommended in writing by shareholders. Shareholders who wish to suggest qualified candidates for consideration by the committee may do so by writing to the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, Massachusetts 01653, giving the candidate’s name, biographical data, qualifications and confirmation that the candidate has agreed to serve if nominated and elected. All such submissions will be forwarded to the committee chairman. To allow the committee sufficient time to consider a candidate in advance of an annual meeting, shareholders should submit recommendations to the Company’s Corporate Secretary by no later than

December 31 of the year prior to the annual meeting. Shareholder-proposed candidates who meet the committee’s minimum qualification standards, discussed in the preceding paragraph, will be evaluated in the same manner as other candidates considered by the committee for Board nomination.

Pursuant to the Company’s by-laws, shareholders seeking to nominate a candidate for election to the Board without the approval of the NCGC must deliver written notice of such nomination to the Company’s Corporate Secretary not less than 60 days nor more than 90 days prior to the Annual Meeting. The notice must set forth the name, address and number of shares of THG stock held by the shareholder submitting the nomination, as well as information concerning the nominee that is required to be disclosed pursuant to the Exchange Act in a proxy statement soliciting proxies for the election of such nominee as a director, including a signed consent of the nominee to be named in a proxy statement and to serve as a director, if elected. In addition, the notice must be accompanied by a petition signed by at least 100 record holders of THG Common Stock representing in the aggregate at least one percent of the outstanding shares entitled to vote on the election of directors.

How can shareholders and other interested parties communicate with the Board?

Shareholders and other interested parties can communicate with the Board, including the non-management directors and the Independent Presiding Director, by writing to The Hanover Insurance Group, Inc., Board of Directors, Attn: Corporate Secretary, 440 Lincoln Street, Worcester, Massachusetts, 01653, through the Web site www.listenupreports.com or by calling 1-800-533-2547. An independent third-party service retrieves all submissions to the Web site and answers all calls to the toll-free telephone number, and passes the information on to our General Counsel, our Director of Internal Audit and the Chairman of the Audit Committee, who in turn transmit the information to the appropriate member of the Board. Communications may be anonymous or confidential. Complaints relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to the Chairman of the Audit Committee. Other concerns will be referred to the Chairman of the Board. All shareholder-related complaints and concerns will be received, processed and acknowledged by THG’s Board. Further information regarding communications with the Board may be found at the Company’s website, www.hanover.com, under “Corporate Governance–Contact The Hanover Board.”

Are directors expected to attend the Annual Meeting?

All directors are expected to attend the Annual Meeting. All directors were present at last year’s annual meeting.

How are the directors compensated?

The Compensation Committee (the “Committee”) is responsible for reviewing and advising the Board with respect to the Company’s director compensation practices and policies. In executing such compensation responsibilities, the Committee reviews relevant market data from external consultants to assist in developing compensation recommendations. The Committee generally reviews market information on competitive practices from such consultants prior to the Annual Meeting of Shareholders. Based upon the information received from its consultants and discussions with senior management, the Committee presents its recommendation to the full Board. The Board, at its May meeting, reviews such recommendation and makes its compensation decision for the succeeding year (which begins immediately following the Annual Meeting of Shareholders and runs until the next Annual Meeting of Shareholders). In setting director compensation, the Board considers competitive pay levels in light of the amount of time that directors expend in fulfilling their duties to the Company as well as the skill level the Company requires of its Board.

For the period from the 2010 Annual Meeting of Shareholders to this year’s Annual Meeting (the “2010/2011 Cycle”), non-employee directors received an annual retainer consisting of 1,362 shares of Common Stock issued pursuant to the Company’s 2006 Long-Term Incentive Plan (the “2006 Plan”) and a cash payment of $50,000. The Committee intended the value of the shares granted to each non-employee director and the cash payment to equate to an annual retainer of $110,000. The cash portion of the annual retainer was increased by $20,000 for the 2010/2011 Cycle. The increase in annual retainer (along with the increase to annual chairperson retainers discussed below) was intended to align total compensation with the pay levels of directors at comparable companies, compensate current Board members for their efforts and improve our ability to attract new Board members over the next several years.

In addition to the annual retainer, Mr. Angelini received an annual retainer of $85,000 as Chairman of the Board; the Chairman of the Audit Committee received a $20,000 annual retainer; the Chairman of the Compensation Committee received a $12,500 annual retainer; and the Chairman of the NCGC received a $9,000 annual retainer. Non-employee directors of THG also received a fee of $2,200 for each meeting of the Board that they attended and a fee of $1,500 for each meeting of their committee that they attended. Meetings of the independent directors designated as meetings of the CID are compensated as a meeting of the Board. Meetings of the CID that are held in conjunction with Board meetings are not separately compensated. The chairman retainers described above reflect increases implemented in May 2010 for the 2010/2011 Cycle (Chairman of the Board by $10,000, and Chairman of the Audit, Compensation and Nominating and Corporate Governance Committees by $5,000, $2,500 and $1,500, respectively).

Directors who are unable to attend, in person, meetings of the Board or any committee of which they are members that are held in person, but who fully participate by telephone, or directors who participate in substantive meetings conducted by telephone (rather than in person), are paid a fee equal to one-half the regular Board or committee fee for such meeting. All directors are reimbursed for reasonable travel and other expenses of attending meetings of the Board and its committees. The Company provides Mr. Angelini with appropriate office space and secretarial assistance at the Company’s headquarters. Additionally, the Company’s charitable foundation provides matching contributions to qualified charities up to $5,000 per director per year.

Directors may defer receipt of their cash and stock compensation. Deferred cash amounts can be converted into Common Stock or accrued in a memorandum account that is credited with interest based on the so-called General Agreement on Tariffs and Trade (“GATT”) rate (4.31% in 2010; 4.19% in 2011). At the election of each director, cash meeting fees and retainers may also be converted to Common Stock.

Directors who are employees of the Company receive no additional compensation for their services as members of the Board.

Director Compensation Table

The following table sets forth the total compensation for our current non-employee directors for 2010.

Name	Fees Earned in Cash ($)		Stock Awards ($) (1)		All Other Compensation ($) (2)	Total ($)
Michael P. Angelini	158,318	(3)	59,982		5,000	223,300
John J. Brennan	20,011	(4)	23,989	(4)	—	44,000
P. Kevin Condron	71,068	(3)	59,982	(3)	5,000	136,050
Neal F. Finnegan	80,068		59,982		5,000	145,050
David J. Gallitano	71,818	(3)	59,982	(3)	—	131,800
Wendell J. Knox	82,318	(3)	59,982		5,000	147,300
Robert J. Murray	83,568		59,982		5,000	148,550
Joseph R. Ramrath	94,818		59,982		5,000	159,800
Harriett Tee Taggart	73,718		59,982		5,000	138,700

(1)	The amounts in this column reflect the grant date fair value of the 2010-2011 annual stock retainer (1,362 shares granted on May 11, 2010) computed in accordance with FASB ASC Topic No. 718. For Mr. Brennan, the amount represents the grant date fair value of the pro-rated portion of his 2010-2011 annual stock retainer (506 shares granted on December 15, 2010) computed in accordance with FASB ASC Topic No. 718. To the extent applicable, assumptions used in the calculation of these amounts are included in Note 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2010 included in the Company’s Annual Report.

Messrs. Angelini, Condron, Finnegan and Gallitano, because they elected to convert (and in some cases defer) certain cash meeting fees and/or cash retainers, received additional stock awards during 2010. Such awards were in the amounts, and with a grant date fair value, as set forth in the table below. With the exception of the award to Mr. Angelini, the awards granted on February 16, 2010 were in payment for meeting fees earned in 2009, and therefore are not included in the 2010 Fees Earned in Cash or Stock Awards columns. Additionally, and in order to avoid duplicative reporting, since all awards listed in the table below represent converted cash fees (the amount of which have been included in the Fees Earned in Cash column), such amounts are not included in the Stock Awards column.

Name	Grant Date
	2/16/10 (converted meeting fees)			5/11/10 (converted cash retainer)			5/17/10 (converted meeting fees)			8/16/10 (converted meeting fees)			11/15/10 (converted meeting fees)
	Number of Shares		Grant Date Fair Value ($)	Number of Shares		Grant Date Fair Value ($)	Number of Shares		Grant Date Fair Value ($)	Number of Shares		Grant Date Fair Value ($)	Number of Shares		Grant Date Fair Value ($)
Michael P. Angelini	18	*	749	3,065	*	134,983	173	*	7,718	101	*	4,386	111	*	5,179
P. Kevin Condron	88	*	3,662	—		—	207	*	9,234	101	*	4,386	79	*	3,686
Neal F. Finnegan	88		3,662	1,135		49,985	207		9,234	135		5,863	143		6,672
David J. Gallitano	106	*	4,411	1,135	*	49,985	173	*	7,718	153	*	6,645	79	*	3,686

*	Receipt deferred at the election of the director.
(2)	Matching contribution to qualified charitable organization.
(3)	All or a portion of amount deferred at election of director.
(4)	Reflects pro-rated annual retainer for the 2010/2011 Cycle.

What is the Board’s role in risk oversight?

The Board of Directors is responsible for assessing major risks facing the Company, and reviewing options for their mitigation. Management presentations, business updates and strategic planning discussions with the Board and its committees regularly incorporate a discussion of risks and plans for mitigating or managing such risks. The Board periodically receives reports and presentations on various matters which in its view, merit special attention from a risk management perspective, such as with respect to counterparty risks, reserves, insured exposure aggregation levels, reinsurance levels and creditworthiness of our reinsurers, the investment portfolio, litigation and regulatory matters, capital considerations, acquisitions, growth plans and matters relating to leadership and succession.

In order to assist the Board in its responsibility to assess major risks, the Audit Committee is responsible for reviewing with management certain financial and business risk exposures and the steps management has taken to monitor and control such risk exposures, including the Company’s enterprise risk assessment and risk management policies and procedures. Throughout the year, the Audit Committee receives periodic reports from the Company’s Enterprise Risk Management Group, a group of officers from multiple disciplines in the organization tasked with ongoing risk assessment and risk management oversight. The Audit Committee reports to the Board its assessment of the Company’s risk management policies and procedures.

Additionally, with respect to examining risks associated with the Company’s compensation plans and policies, each year a committee comprised of a cross-section of officers of the Company conducts a review and risk assessment of the Company’s material incentive compensation plans. The results of this assessment are presented to the Compensation Committee in advance of the Committee’s approval of the Company’s executive compensation plans for the upcoming year. The results of the Committee’s risk assessment are provided to each other member of the Board.

What are the Non-Employee Director Stock Ownership Guidelines?

Within six years from the date of first being elected to the Board, each non-employee director should achieve an ownership level in THG’s Common Stock with a value equal to four times the value of the regular annual retainer paid (or approximately nine times the value of the cash portion of the annual retainer) to directors for service on our Board. This requirement can be satisfied by purchases in the open market or by holding grants received from the Company (including cash awards converted into Common Stock and grants that the director has elected to defer under Company-sponsored deferred compensation programs). For these purposes, shares are valued based upon the then current market value, or if higher, the value on the date of acquisition.

Each of our directors is in compliance with the ownership guidelines or is expected to become compliant within six years following his or her initial election to the Board.

What is the Director Retirement Policy?

It is the policy of the Board that a director retire at the annual meeting of shareholders following his or her attainment of age 72. Notwithstanding the foregoing, a director’s retirement may be deferred for up to three years if, at the time when such director would otherwise have first been required to retire, the director has not served as a director for a period in excess of ten years.

Where can I find the Company’s Code of Conduct?

The Company has adopted a Code of Conduct, which is applicable to all directors, officers and employees of the Company, including our Chief Executive Officer, Chief Financial Officer and Controller. The Code of Conduct is available on the Company’s website at www.hanover.com under “Corporate Governance–Company Policies.” For a printed copy of the Code of Conduct, shareholders should contact the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, MA 01653. The Company will disclose any future amendments to, or waivers of, provisions of the Code of Conduct for directors and executive officers on its website within four business days following the date of such amendment or waiver.

ITEM I

ELECTION OF DIRECTORS

The Board currently has ten members and consists of three classes as nearly equal in number as possible, whose terms end in successive years. Four of the directors whose terms will expire at this year’s Annual Meeting, John J. Brennan, David J. Gallitano, Wendell J. Knox and Robert J. Murray have been nominated for re-election. Each of the nominees has been nominated to serve for a three-year term ending after the 2014 Annual Meeting of Shareholders. Directors serve until the expiration of their stated term and until their successor has been duly elected and qualified or until their earlier death, resignation, removal or disqualification.

The Board recommends a vote FOR all nominees. All nominees have indicated their willingness to serve and, unless otherwise directed, it is intended that proxies received in response to this solicitation will be voted in favor of the election of the nominees.

The affirmative vote of the majority of the votes properly cast (in person or by proxy) is required to elect director nominees. For purposes of electing directors, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. If a nominee who is serving as a director is not elected at the Annual Meeting, under Delaware law, the director would continue to serve on the Board as a “holdover director.” However, under our by-laws, any director who fails to be elected shall promptly tender his or her resignation to the Board. The NCGC will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. In making their determinations, the NCGC and the Board may consider any factors deemed relevant. The Board will act on the NCGC’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the NCGC’s recommendation or the Board’s decision. If a nominee who was not already serving as a director is not elected at the Annual Meeting, then, under Delaware law, that nominee would not become a director and would not serve on the Board as a “holdover director.” Abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.

In the event that any of the nominees should be unavailable to serve as a director, it is intended that the proxies will be voted for the election of such substitute nominees, if any, as shall be designated by the Board. Management has no reason to believe that any of the nominees will be unavailable to serve.

Information as to each nominee and as to directors continuing in office can be found under the section of this Proxy Statement entitled “Corporate Governance.”

ITEM II

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are seeking advisory shareholder approval of the compensation of our NEOs as disclosed in the section of this Proxy Statement entitled “Executive Compensation.” Shareholders are being asked to vote on the following advisory vote:

Voted:

    Thatthe shareholders advise that they approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and any related material).

The compensation of our NEOs is based on a design that ties a substantial percentage of an executive’s compensation to the attainment of financial and other performance measures that, the Board believes, promote the creation of long-term shareholder value and position the Company for long-term success. As described more fully in the Compensation Discussion and Analysis, the mix of fixed and performance-based compensation, the terms of the 2010 Executive Short-Term Incentive Compensation Program and the terms of our long-term incentive awards, are all designed to enable the Company to attract and retain top talent while, at the same time, balancing risk and reward and maintaining a close relationship between performance and compensation. The Compensation Committee and the Board of Directors believe that the design of the programs, and the compensation awarded to the NEOs under the current programs, fulfills these objectives.

Shareholders are urged to read the Compensation Discussion and Analysis section beginning on page 24, which discusses in detail how our compensation policies and procedures support our compensation philosophy.

Although the vote is non-binding, the Board of Directors and the Compensation Committee will consider the voting results in connection with their ongoing evaluation of the Company’s compensation programs.

The Board of Directors recommends a vote FOR advisory approval of the vote set forth above. Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.

ITEM III

ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON

EXECUTIVE COMPENSATION

In Item II, we are asking shareholders to cast an advisory vote approving the compensation disclosed in this Proxy Statement that we paid in 2010 to our NEOs. Such advisory vote is referred to as a “say-on-pay” vote.

In this Item III, shareholders are being asked to submit a separate non-binding, advisory vote on how frequently we should have say-on-pay votes in the future. Under applicable SEC regulations, we will submit this separate question to a shareholder vote at least once every six years. In voting on this resolution, you should mark your proxy for one, two or three years based on your preference as to whether say-on-pay votes should be held every one, two or three years. Alternatively, you may indicate that you are abstaining from voting.

The optimal frequency of a say on pay vote necessarily turns on a judgment about the relative benefits and burdens of each of the options. There have been diverging views expressed on this question and the Board believes there is a reasonable basis for each of the options.

Some have argued for less frequency. They point out that a less frequent vote would allow shareholders to focus on overall design issues rather than details of individual decisions, and would avoid the burden that annual votes would impose on shareholders required to evaluate the compensation programs of a large number of companies each year.

Others believe that an annual vote is needed to give shareholders the opportunity to react promptly to emerging trends in compensation, provide feedback before those trends become pronounced over time, and give the Board and the Compensation Committee the opportunity to evaluate individual compensation decisions each year in light of the ongoing feedback from shareholders.

After careful consideration, the Board has determined that an advisory vote on executive compensation that occurs every year, or annually, is the most appropriate alternative for the Company, and therefore the Board recommends that you vote FOR an annual interval for the advisory vote on executive compensation. We believe that since an annual vote allows for input from shareholders on the most frequent basis, it would likely foster a more current dialogue between the Board of Directors and our shareholders.

Because this vote is advisory, however, and not binding on the Board or the Company, the Board reserves the right to decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option recommended by our shareholders.

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal. If none of the three frequency options receives the vote of the holders of a majority of the votes cast, we will consider the frequency option (one year, two years or three years) receiving the highest number of votes cast by shareholders to be the frequency that has been recommended by shareholders.

Abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.

ITEM IV

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP has been appointed by the Audit Committee of the Board to be THG’s independent registered public accounting firm for 2011. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

The Board is submitting the appointment of PricewaterhouseCoopers LLP as THG’s independent registered public accounting firm for 2011 to the shareholders for their ratification. The Audit Committee of the Board bears the ultimate responsibility for selecting THG’s independent registered public accounting firm and will make the selection it deems best for THG and its shareholders. Should the shareholders fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the appointment and may retain PricewaterhouseCoopers LLP or another accounting firm without resubmitting the matter to shareholders. Similarly, ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm does not limit the Audit Committee’s ability to change this selection in the future if it deems appropriate.

The Board recommends that you vote FOR the proposal to ratify the selection of the firm of PricewaterhouseCoopers LLP as the independent registered public accounting firm for THG for 2011. Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.

Fees Incurred by THG from PricewaterhouseCoopers LLP

The following table shows the fees paid or accrued by THG for the audit and other services provided by PricewaterhouseCoopers LLP for 2010 and 2009:

	2010	2009
Audit Fees (1)	$2,065,000	$2,327,000
Audit-Related Fees (2)	$60,000	$27,000
Tax Fees (3)	$—	$169,000
All Other Fees (4)	$19,000	$25,000

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements, including the audit of the internal controls over financial reporting, the review of our quarterly financial statements, and audit services provided in connection with other statutory or regulatory filings.
(2)	Audit-related fees consisted primarily of accounting consultations in connection with proposed transactions, attestation services, services provided in connection with reviews by state insurance departments, and other consulting services.
(3)	Tax fees principally included IRS interest calculation reviews, and consultations in connection with federal tax reporting.
(4)	Other services included miscellaneous consulting services and purchased software.

Pre-Approval Policy

The Audit Committee is required to pre-approve all services performed by the independent auditor. At the beginning of each annual audit cycle, the Audit Committee pre-approves certain categories of audit, audit-related and other services, but such projects within these categories with fees equal to or greater than $250,000 must be specifically approved.

The Chair of the Audit Committee (or, in his absence, any other member of the Audit Committee) has the authority to pre-approve other audit-related and non-audit services to be performed by THG’s independent auditors and associated fees, provided that such services are not otherwise prohibited and any decisions to pre-approve such audit-related or non-audit services and fees are reported to the full Audit Committee at its next regular meeting. During 2010, the Audit Committee pre-approved all services performed by the independent auditor, including non-audit services, in accordance with the policy set forth above.

Audit Committee Report

Review of Audited Financial Statements with Management

The Audit Committee reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2010.

Review of Financial Statements and Other Matters with Independent Auditors

An integral part of the audit process is to ensure that the Audit Committee receives information regarding the scope and results of the audit. Various communication requirements pertaining to the conduct of an audit exist to enhance the information flow and to assist the Audit Committee in discharging its oversight responsibility. In this regard, the Audit Committee discussed with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by SAS 61, Communication with Audit Committees (Codification of Statements on Auditing Standards, AU Section 380), as modified. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Rule 3526, Communication with Audit Committees Concerning Independence, of the Public Company Accounting Oversight Board, and has discussed with PricewaterhouseCoopers LLP its independence from the Company. The Audit Committee has considered whether the provision of the non-audit professional services to the Company in 2010 is compatible with maintaining PricewaterhouseCoopers LLP’s independence from the Company.

Recommendation that Financial Statements be Included in the Annual Report

Based on the reviews and discussions referred to above and relying thereon, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

Other Matters

The Audit Committee satisfied its responsibilities under its Charter for the year 2010.

In accordance with the rules of the SEC, this report is not to be deemed “soliciting material,” or deemed to be “filed” with the SEC or subject to the SEC’s Regulation 14A, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference in documents otherwise filed.

February 23, 2011

AUDIT COMMITTEE

Joseph R. Ramrath, Chair

Neal F. Finnegan

Harriett Tee Taggart

The Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that THG specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (“CD&A”)

The Compensation Committee (the “Committee”), in consultation with the Board’s Committee of Independent Directors (the “CID”), is responsible for reviewing and establishing our executive compensation practices and policies. More specifically, the Committee is responsible for approving the compensation levels for our named executive officers, or NEOs, subject, in the case of the CEO, to ratification by the CID. Although this discussion and analysis refers principally to compensation for our NEOs, the same general compensation principles and practices apply to all of our executive officers.

Executive Summary and Overview

Fiscal 2010 Highlights

Throughout 2010, we continued to focus our efforts on creating long-term shareholder value and profitably growing our business. We believe our overall performance during 2010 was strong, particularly in relation to our competitors, and in light of the economic instability and unusually high level of natural catastrophe losses occurring throughout the year. Key achievements during 2010 included:

•	reaching $3 billion in annual net written premiums for the first time in our history, with more than one-half generated by Commercial Lines and an increasing percentage from our Specialty businesses;
•	increase in book value per share by 10% to $54.74;
•	solid investment performance (5.1% yield);
•	approximately 5% increase in pre-tax property and casualty insurance (“P&C”) segment income, excluding the impact of catastrophes (“ex-cat P&C Segment Income”);
•	expanding our geographic footprint to include seven new states;
•	successful execution and implementation of the OneBeacon renewal rights agreement and four other acquisitions; and
•	recognition by Business Insurance and The Boston Globe as one of The Best Places to Work.

2010 Compensation Highlights

During 2010, we maintained our commitment to our pay for performance philosophy, continued to emphasize variable performance-based compensation over fixed or guaranteed pay, and further aligned our compensation policies and programs with evolving “best practices.” Consistent with these principles, during 2010:

•	target variable compensation to our CEO represented 78% of his total annual target compensation, and for our other NEOs averaged 70% of total target compensation;
•	target long-term equity-based incentive compensation to our CEO represented 52% of his total annual target compensation, and for our other NEOs averaged 46% of total target compensation;
•

payments to NEOs under the 2010 Executive Short-Term Incentive Compensation Program (“Executive IC Program”) averaged 80% of their target awards, and the PBRSUs granted in 2008 vested at 54% of the target award, reflecting our significant accomplishments during the performance periods, but recognizing that reported financial performance fell short of internal goals, in part due to unusually large catastrophe losses; and

•	we adopted new policies intended to improve alignment of our executive pay practices with shareholder interests, which included the adoption of the following:
-	a clawback policy under which NEOs are required in certain circumstances to return incentive compensation payments if our financial statements are restated as a result of their wrongdoing;
-	a policy that prohibits new participants in the Employment Continuity Plan (the “CIC Plan”) from receiving “280G tax gross-up” payments; and
-	a policy that prohibits our executives from hedging their exposure to ownership of, or interests in, our stock and from engaging in speculative transactions with respect to our stock.

We maintain other compensation practices that also benefit shareholders

•	our long-term equity incentives, including performance-based incentives, vest over a period of four years to ensure that our executives maintain a long-term view of shareholder value;
•	we do not provide excessive perquisites;
•

we require our executives to maintain specified levels of ownership of our stock to ensure our executives interests are even more effectively linked to those of our shareholders (See “Stock Ownership Guidelines” on page 46); and

•	our CIC Plan contains a “double trigger” that requires termination in connection with a change in control as a condition to receiving benefits under the plan.

Named Executive Officers

In accordance with SEC regulations, for 2010, our NEOs are:

Our principal executive officer	• Frederick H. Eppinger, President and CEO

Each of the individuals who acted as a principal financial officer at any time during 2010	• Steven J. Bensinger, Executive Vice President and CFO from March 9, 2010 to March 1, 2011*

• Eugene M. Bullis, Executive Vice President and CFO from January 1, 2010 to March 9, 2010

Our next three most highly compensated executive officers	• Marita Zuraitis, Executive Vice President and President, P&C Companies
• J. Kendall Huber, Executive Vice President and General Counsel
• Gregory D. Tranter, Executive Vice President, Chief Information Officer and Chief Operations Officer

*	On March 1, 2011, Mr. Bensinger relinquished his position as CFO in advance of his resignation from the Company scheduled for June 2011. On such date, David B. Greenfield assumed the role of CFO.

Executive Compensation Policy and Objectives

The overall objectives of our executive compensation program are to:

•	attract and retain qualified, high-performing individuals who will contribute to our success;
•	motivate executives to achieve our financial and business objectives; and
•	align the long-term interests of our executives with those of our shareholders.

Each component of compensation (as discussed below) is designed to achieve particular objectives. In addition, the entire compensation package is intended to align with our business strategy and be competitive from a marketplace perspective. Although we do not have a policy for a fixed allocation between either cash and non-cash or short-term and long-term incentive compensation, we design our NEO compensation packages with more emphasis on variable compensation tied to performance rather than base salary. This approach is intended to balance short and long-term performance goals and promote shareholder value.

While a number of factors drive our executive compensation decisions, for 2010 we chose, as a primary reference point, to target total compensation of our NEOs, as a group, at approximately the 65th percentile of our Comparison Group (discussed below). We target total compensation above the median of our Comparison Group because:

•	we believe it helps to attract and retain talented executives with significant industry experience;
•

the performance goals associated with our short and long-term incentive compensation programs are set at levels that we believe are above the industry median and the achievement of which are substantially in doubt at the time they are set; and

•	a significant component of total compensation is long-term variable compensation primarily linked to performance.

An individual NEO’s target compensation, however, may be higher or lower than the reference point based upon a number of factors which include:

•	the NEO’s specific expertise and contributions;
•	the relative pay scales among our senior officers;
•	amounts previously paid to the NEO (whether by the Company or a previous employer, or as compared to competing offers);
•	perceived retention risk; and
•	perceived difficulty and cost to replace the executive were he or she to leave the Company.

Setting Executive Compensation

Use of Comparative Peer Data

In assessing and reviewing compensation, the Committee evaluates the pay levels for executives at companies principally within the P&C industry. For benchmarking purposes, the Committee utilized data collected from the publicly disclosed proxy materials of a selected group of P&C companies (the “Proxy Group”) and market pay data collected from published surveys of a broader group of P&C and financial services companies (the “Survey Group”). Collectively, we will refer to the Proxy Group and the Survey Group as our “Comparison Group”.

The Proxy Group consists of publicly-held P&C companies that the Committee believes we may compete with for senior management talent and business, or are otherwise indicative of compensation levels for P&C companies in a size range that reasonably approximates our size. The Proxy Group consists of the following companies:

• Alleghany Corporation	• Mercury General Corporation
• American Financial Group, Inc.	• Old Republic International Corporation
• Cincinnati Financial Corporation	• Selective Insurance Group, Inc.
• CNA Financial Corp.	• State Auto Financial Corporation
• Erie Indemnity Corporation	• White Mountains Insurance Group, LTD
• Harleysville Group, Inc.	• W.R. Berkley Corporation

In establishing baseline comparative data from the Proxy Group, the Committee reviewed the benchmark data and considered it in light of many factors, including:

•	size of company;
•	type of business conducted;
•	ownership structure;
•	geographic markets served;
•	recent operating history;
•	perceived differences in long and short-term objectives and challenges;
•	relative risks to the respective companies;
•	financial and strategic differences;
•	comparability of compensation programs;
•	depth of management; and
•	tenure of executives.

The Survey Group is comprised of P&C companies and, where necessary to get meaningful market comparisons, a broader group of insurance and financial services companies. The information comes from the following nationally recognized executive compensation surveys:

•

Hewitt’s Total Compensation ManagementTM Database: Compensation data from 12 P&C companies regressed to approximate THG’s size and direct written premium. Where there were insufficient matches among the P&C companies, data was extracted from a broader financial services database of 88 insurance/financial services companies regressed to the appropriate revenue level.

•	Mercer U.S. Property & Casualty Insurance Company Survey: Data based upon 10 P&C companies with direct written premiums between $2 billion and $6 billion.

The Committee reviews data on base pay levels, target and actual total cash levels, long-term incentive levels and target and actual total compensation levels from the Comparison Group. The Committee recognizes that there are inherent limitations on the comparability and usefulness of the data, including reporting gaps, time lags, differences in scope of responsibilities, geographic differences and other factors. While the Committee believes such comparative information is useful, such data is intended solely to serve as a reference point to assist the Committee in its discussions and deliberations.

Because we believe the participant data from the Proxy Group is closely representative of the market data for CEOs having similar responsibilities as our CEO, we benchmarked his compensation primarily against the

Proxy Group. With respect to all other NEOs, we benchmarked compensation against a combination of the Proxy Group and Survey Group. Depending on the NEO and his or her respective role and responsibilities, we believe certain participant data from the Survey Group represented a more accurate comparison.

Role of Executive Officers in Compensation Decisions and CEO Performance Review

Committee meetings are regularly attended by our CEO, General Counsel, Chief Human Resources Officer and our Chairman of the Board (who is an independent director, but not a Committee member). Each generally participates in such meetings and provides counsel and advice at the Committee’s request. In addition, the Committee regularly meets in executive sessions with no members of management present. No member of management is present while the Committee makes its decisions on that executive’s compensation.

At the request of the Nominating and Corporate Governance Committee (the “NCGC”), and following a process approved by our Board, our independent Chairman of the Board leads an annual performance review of the CEO. This review includes personal interviews with members of management and independent directors, and a review of the CEO’s self-assessment and of the Company’s performance. The results of this performance evaluation are reviewed, finalized and ratified by the CID. This review helps form the basis for establishing the CEO’s annual compensation package and for determining whether or not individual performance goals have been achieved. The CID has final authority to ratify the compensation of our CEO.

For compensation decisions regarding NEOs (other than the CEO), the Committee solicits and considers the recommendations of our CEO and our Chief Human Resources Officer, as well as information provided to it by its compensation consultants.

Other Considerations

Representatives of F.W. Cook and Meridian, the Committee’s consultants, regularly attend, either in person or telephonically, Committee meetings and provide advice and information to the Committee as explained more fully in the Corporate Governance section on page 13.

In determining executive compensation, the Committee reviews the total target compensation of each NEO, including salary and short and long-term incentive compensation. These amounts are then compared with prior year compensation targets, market data provided by our consultants, the NEO’s overall performance, changes in roles or responsibilities, and prior year short and long-term incentive payments. Prior year payments are compared relative to operating metrics for short and long-term incentive plans to determine any changes or adjustments to performance metrics for future years. The Committee also periodically reviews NEO share ownership, stock option exercises, stock trading activity, and outstanding unvested equity awards. Additionally, the Committee considers the total cost of equity-based awards and the dilutive impact to shareholders of such awards.

Principal Components of Executive Compensation

For 2010, the principal components of compensation for our NEOs consisted of (i) annual base salary, (ii) short-term incentive compensation, and (iii) long-term incentive compensation. In addition, our NEOs receive certain other benefits (described below) that differ from those generally available to all employees.

Annual Base Salary

Annual base salaries of our NEOs are generally targeted at approximately the median level of amounts paid to executive officers in our Comparison Group who are believed to have generally comparable qualifications, experience and responsibilities. Base salary, however, is only one of several different components of an executive’s total compensation package and is intended to make up a significantly smaller portion of target total compensation than the short and long-term variable incentives described below. Base salaries are reviewed on an annual basis in the first quarter of each year. Typically, the Committee does not adjust NEO salaries more frequently than once every 18-24 months, unless there has been a material change in a NEO’s role or responsibility level. This approach reduces the focus on base salaries and emphasizes short and long-term variable incentives.

For 2010, the Committee approved the following base salary increases for our NEOs:

NEO	2010 Salary ($)	% Change	Primary Rationale for Change
Frederick H. Eppinger	950,000	5.6	•Increased experience and position relative to market
Marita Zuraitis	575,000	4.5	•Increased responsibilities and position relative to market
Gregory D. Tranter	390,000	4.0	•Increased responsibilities

Short-Term Incentive Compensation

The 2010 Executive IC Program is an annual performance-based bonus program that provides additional cash compensation opportunities for our NEOs. Opportunities are targeted at a percentage of annual salary, based on each NEO’s role and overall pay package. Specifically, this program is designed to motivate and reward:

•	achievement of annual targeted financial goals;
•	overall contribution to the Company;
•	achievement of operating business goals and priorities that are linked to overall corporate financial results and other priorities; and
•	demonstration of our leadership core competencies (i.e., integrity, teamwork, accountability, commitment to winning and meritocracy).

Generally, we benchmark Executive IC Program award targets at approximately the 65th percentile of award levels set for comparable positions in our Comparison Group. The target 2010 Executive IC Program award for each of our NEOs is as set forth below:

NEO	Target Award as % of Base Salary
Frederick H. Eppinger	120%
Marita Zuraitis	90%
Steven J. Bensinger	90%
J. Kendall Huber	75%
Gregory D. Tranter	60%

For 2010, potential awards under the Executive IC Program for our NEOs ranged from 0% to a maximum of 200% of target based upon the attainment of certain pre-determined goals and the considerations set forth in greater detail below.

The Executive IC Program is designed to comply with the “qualified performance-based compensation” requirements of Section 162(m) and thereby enable bonuses paid to our NEOs to be fully tax deductible. Under the Executive IC Program, a maximum funding pool for annual awards is determined in accordance with the level of achievement of a pre-determined performance metric that was approved by our shareholders in the 2009 Short-Term Incentive Compensation Plan. For 2010, the maximum aggregate funding pool for awards to our NEOs was set at 2% of 2010 ex-cat P&C Segment Income (“Maximum Funding Pool”) and the maximum award under the Executive IC Program for each NEO was as follows:

NEO	Maximum Award
CEO	Lesser of (i) 30% of Maximum Funding Pool, or (ii) 200% of target award
All other NEOs	Lesser of (i) 17.5% of Maximum Funding Pool, or (ii) 200% of target award

The Committee has discretion, subject to the maximum amounts described above, to determine the individual bonus amount to be paid to each NEO. The Committee does not intend for the Maximum Funding Pool to represent an expectation as to the amounts to be paid to the NEO. Rather, an individual NEO’s actual award under the Executive IC Program is determined in accordance with:

•	the NEO’s target award;
•	the funding level achieved under the Company’s Non-Executive Short-Term Incentive Compensation Program (the “Annual Bonus Plan”), as discussed in further detail below;
•	the executive’s overall performance and contribution; and
•	such executive officer’s performance against certain pre-established individual goals.

For 2010, ex-cat P&C Segment Income, as certified by the Committee, was $388.0 million, resulting in a Maximum Funding Pool of $7.8 million. Because the Maximum Funding Pool produced a larger funding pool than was necessary for awarding bonuses consistent with the Committee’s objectives, the Committee exercised discretion to award less than the maximum amount that could have been awarded under the program. As discussed in greater detail below, the Committee awarded a total of $1.8 million in bonuses to the NEOs under the Executive IC Program. In determining the actual awards under the Executive IC Program, the Committee considered a number of factors, including:

•

The funding level achieved under the Annual Bonus Plan. The Annual Bonus Plan is an annual performance-based bonus program that provides incentive cash compensation opportunities to key officers and employees, excluding the NEOs, who have contributed to our success. For 2010, potential funding under the Annual Bonus Plan ranged from 0% to a maximum of 200% of target based upon the attainment during 2010 of certain targeted levels of adjusted (i) pre-tax P&C segment income, and (ii) net written premium growth rate (“NWPGR”). The Committee chose a combination of pre-tax P&C segment income and NWPGR performance metrics because it believes that the combination is a good measure for evaluating profitable growth and is consistent with our strategic goals and philosophy. Accordingly, the achievement of these targets should enhance stock value and shareholder returns. Set forth below are the performance levels generally required to obtain threshold, target and maximum funding levels for the plan:

Funding Level	Adjusted Pre-Tax P&C Segment Income	Adjusted NWPGR
Threshold	$250 million	2%
Target	$330 million-$355 million	5%-10%
Maximum	$455 million	12%

As compared to the 2009 Annual Bonus Plan, we reduced the pre-tax P&C segment income target by $30 million to reflect our expectation of (i) new business growth, (ii) continued pricing pressures, and (iii) additional investments in new products, geographic markets and talent, during the year.

In 2010, the Annual Bonus Plan funding was 77% of target based upon adjusted pre-tax P&C segment income of $284.4 million and adjusted NWPGR of 8.2%. This funding level of 77% of target was a key reference point for determining individual NEO awards under the Executive IC Program, since the Committee intends for the percentage payout of actual awards to NEOs as compared to target to be generally comparable to the percentage used for participants in the Annual Bonus Plan.

For purposes of the Annual Bonus Plan, pre-tax P&C segment income and NWPGR, as reported in the Company’s financial statements filed with the SEC, may be adjusted, as applicable, to exclude such factors as the Committee deems appropriate in its sole discretion. In making such determination, the Committee generally considers those factors which were unforeseen, largely outside of management’s control, and not necessarily indicative of our core performance. This year, the Committee elected to make certain adjustments to “as reported” pre-tax P&C segment income and NWPGR. Pre-tax P&C segment income was adjusted to exclude catastrophe losses which aggregated (net of reinsurance) in excess of an estimated annual “normalized” catastrophe loss level. This adjustment, which had the impact of increasing pre-tax P&C segment income as compared to “as reported” results, was made in light of the significant achievements the Company made during the year as summarized below. Had the Committee used “as reported” financial information without adjustments to pre-tax P&C segment income, results would have fallen below the minimum payout threshold for the Annual Bonus Plan. NWPGR was adjusted to exclude $225 million in premium generated from the OneBeacon renewal rights transaction. This adjustment, which had the impact of decreasing NWPGR as compared to “as reported” results, was made to account for a certain level of premium that was anticipated to be achieved as a result of the OneBeacon transaction. Had the Committee used “as reported” financial information without adjustment to NWPGR, funding under the plan would have increased.

The Committee’s decision to adjust pre-tax P&C segment income was driven primarily by its determination that our overall performance was strong during 2010, particularly in relation to our competitors, and in light of a very difficult economic environment. Specifically, the Committee noted the following accomplishments:

•	reaching $3 billion in annual net written premiums for the first time in our history, with more than one-half generated by Commercial Lines and an increasing percentage from our Specialty businesses;
•	increase in book value per share by 10% to $54.74;
•	solid investment performance (5.1% yield);
•	approximately 5% increase in ex-cat P&C Segment Income;
•	expanding our geographic footprint to include seven new states;

•	successful execution and implementation of the OneBeacon renewal rights agreement and four other acquisitions; and
•	recognition by Business Insurance and The Boston Globe as one of The Best Places to Work.

Additionally, in determining the level of funding for the 2010 Annual Bonus Plan, the Committee considered the relatively low funding levels for the Annual Bonus Plan during 2009 and 2008 compared to target awards (50% and 75%, respectively). In light of our underlying progress over the past three years, particularly as compared to our competitors, and taking into account the difficult economic environment, unusual severity of weather, and the ambitiousness of the financial targets, the Committee believed that the historical bonus payments were not necessarily commensurate with the level of achievement and overall contribution of our management and employees. Accordingly, these factors, in addition to considerations of competitive pay practices, retention and overall employee engagement, were considered in fixing the funding at 77% of target.

•

NEO’s performance against certain pre-established individual goals. Each NEO has specific individual goals that are set at the beginning of each year. Individual goals are aligned with the achievement of our overall financial and operational goals. These goals are reviewed and approved by the Committee in the first quarter of each year. Depending on the individual, the goals may include both objective targets as well as subjective objectives, and generally no one objective is given a particular weighting. In all cases, however, the achievement, or failure to achieve, some or all of the objectives does not result in a formulaic “payout”, but rather this data is viewed by the Committee as only one of several measures against which to examine the NEO’s overall performance in a given year. In fact, given the dynamics of the business and unforeseen circumstances that occur during a given year, the achievement, or failure to achieve, any individual objective may be of limited relevance to the NEO’s performance for that period. As set forth above under the heading “Role of Executive Officers in Compensation Decisions and CEO Performance Review”, individual performance is also measured based upon, in the case of the CEO, an independent performance review led by our independent Chairman of the Board, and in the case of all other NEOs, upon performance information provided by our CEO and in some cases our Chief Human Resources Officer. Additionally, the Committee may also take into account its own evaluation based upon personal interaction with the individual NEO throughout the course of the year. Set forth below is a discussion of each individual goal the achievement of which was material to the Committee’s determination of such NEO’s actual award:

NEO	2010 Individual Performance Goals	Measure of Achievement
Frederick H. Eppinger	• Strengthen financial position of the Company	• Increased book value per share by 10% • Reached $3 billion in annual premiums • Achieved $388 million in ex-cat P&C Segment Income • Improved “accident year” results

	• Expand geographic footprint and product offering and build additional scale in business	• 16.8% net written premium growth • Successfully expanded geographic footprint into seven new states, producing more than $200 million in premium • Personal lines premium growth in non-core states

NEO	2010 Individual Performance Goals	Measure of Achievement
Eppinger continued	• Expand Specialty business	• Over 20% growth in Specialty lines net written premium

• Ensure development and effectiveness of talent

•   Solidified depth of talent in key operating areas, such as finance, underwriting, field leadership, operations, actuarial and business development

•   Received Boston Globe and Business Insurance “Best Places to Work” awards

•   Continued progress and success with Future Leaders Program

	• Improve operating effectiveness of Company	• Successfully implemented enhancements to Small Commercial operating model • Continued improvement of P&L management through enhanced monthly review process

Marita Zuraitis	• Achieve 2010 Financial Plan	• Increased book value per share by 10% • Reached $3 billion in annual premiums • Achieved $388 million in ex-cat P&C Segment Income • Improved “accident year” results

	• Establish an integrated approach to decision making to support our strategy, maximize results and retain business unit strategic focus	• Developed and implemented collective discipline and process for effective review of each business unit’s financial results and progress related to its respective strategy

	• Increase Partner agent conversion	• Substantial increase in direct written premium from Partner agents

• Implementation of new businesses, including OneBeacon business

•   Effectively led the successful renewal of over $300 million in premium related to the OneBeacon renewal rights agreement; recruited over 100 employees, appointed more than 240 selected agents and expanded into seven new states

•   Successful integration of four acquisitions

NEO	2010 Individual Performance Goals	Measure of Achievement
Zuraitis continued	• Enhance strategic leadership pipeline to identify, assess and develop leaders that will provide disciplined management and flexibility to maximize performance

•   Substantially enhanced and/or solidified leadership talent across all disciplines through a combination of growing internal talent, as well as acquisition of external talent focused on distribution, underwriting and operations

	• Institute an integrated underwriting oversight body and discipline throughout the enterprise	• Improved underwriting capabilities by establishing additional discipline relative to underwriting oversight and consistency in approach to evaluating underwriting appetite and risk profile

J. Kendall Huber	• Provide efficient and effective legal support for Personal and Commercial Lines

•   Five transactions were implemented, including the OneBeacon renewal rights agreement, Campania, Benchmark, Educators Insurance Agency and ICW surety, including approval of related product and rate filings and license applications

	• Enhance and improve Government Affairs functional support	• Governmental relations presence and effectiveness increased in Michigan; provided effective leadership related to regulatory issues in Massachusetts

• Support major transactional and capital initiatives

•   Company completed significant transactional and capital activities, including the $200 million Senior Debt offering, stock repurchases, debt repurchases and post-transaction indemnities related to prior sales

	• Improve overall compliance function to eliminate or reduce violations and attendant fines	• Personal, Commercial and Specialty regulatory filing processes were successfully integrated; compliance function strengthened

	• Achieve 2010 budget and contribute to Company’s achievement of other financial goals	• Managed to headcount and overall department budget, including with respect to litigation recoveries and certain tax matters; effectively managed key issues relating to discontinued operations

NEO	2010 Individual Performance Goals	Measure of Achievement
Gregory D. Tranter	• Achieve 2010 Financial Plan	• Increased book value per share by 10% • Reached $3 billion in annual premiums • Achieved $388 million in ex-cat P&C Segment Income • Improved “accident year” results

	• Successful integration of OneBeacon business	• Led the successful integration and conversion of the OneBeacon renewal rights transaction that resulted in over $300 million in new premium and a retention rate of approximately 80%

	• Improve Commercial Lines operations to drive a consistent high quality level of service that enables the Commercial Lines growth strategy	• Led the analysis of Commercial Lines service operations, resulting in the identification of key initiatives and significant investments to drive improvement

•   Design and implement an enterprise-wide operating model for operations that has as a key component a shared-services-type model ensuring alignment with the business, leverage where appropriate, and driving to a more efficient and effective model

•   Led the establishment of a cross-organizational approach to talent assessment, evaluation and recruiting, building the foundation to acquire, develop and build high quality operational talent across the Company

•   Improve state Commercial Lines business operating model to provide high degree of local touch combined with an efficient and effective back office to ensure a high degree of underwriting expertise combined with service excellence delivered cost efficiently

• Collaborated to conduct a thorough market analysis of effective operating models, leading to a recommendation for an effective and efficient future state model

•   Ensure continuous evolution and service performance of the Hanover Technology Group, the Hanover Strategic Sourcing Office, and Facilities Services (includes Facilities, Disaster Recovery/Business Continuity, and Records Management)

•   Provided leadership to the successful achievement of key technology projects, including several key infrastructure upgrades, the transformation of a strategic sourcing methodology and significant real estate portfolio activity related to our territorial expansion

In recognition of the above, the 2010 Executive IC Program awards were as follows:

NEO	Award ($)*
Frederick H. Eppinger	877,800
Marita Zuraitis	450,000
Steven J. Bensinger	300,000
J. Kendall Huber	252,000
Gregory D. Tranter	187,000

*	Expressed as a percentage of each individual’s target award, the payments were as follows: 77% of target for Mr. Eppinger; 87% of target for Ms Zuraitis; and 80% of target for Messrs. Huber and Tranter. In lieu of his award opportunity under the 2010 Executive IC Program, Mr. Bensinger received a $300,000 bonus pursuant to the terms of his separation agreement (see page 53 for additional information). Mr. Bullis was not eligible to participate in the 2010 Executive IC Program.

Long-Term Incentive Compensation

Long-term incentives are designed to:

•	encourage management to achieve and balance short and long-term goals;
•	align management’s financial incentives with the longer-term financial interests of shareholders; and
•	recruit and retain key leaders.

The Committee endeavored to establish NEO long-term equity incentive compensation opportunities at or above the 65th percentile of amounts paid to officers in comparable positions in our Comparison Group. This is consistent with our philosophy of encouraging long-term planning and driving shareholder value creation. Factors considered in determining NEOs’ awards under the long-term program include the:

•	importance of such NEO’s responsibilities within the organization;
•	contribution of each NEO to the long-term performance of THG;
•	expense of the award to the Company;
•	dilutive impact to shareholders;
•	recruitment and retention considerations;
•	relative awards made to other executive officers;
•	expectations based on historical compensation; and
•	projected value of prior grants and vesting schedules.

As a condition to each long-term incentive compensation award, each participant must agree to certain non-solicitation and confidentiality provisions in favor of the Company.

2010 Long-Term Awards

For 2010, the Committee used a combination of performance-based restricted stock units (“PBRSUs”), time-based restricted stock units (“TBRSUs”) and stock options. For NEOs, the mix of awards in 2010 was approximately 50% options, 25% PBRSUs and 25% TBRSUs. This mix of awards provides a balanced portfolio of equity awards for such NEOs and was chosen to motivate the achievement of operating goals while improving retention for the executive team. The number of options, PBRSUs (at target) and TBRSUs granted to each of the NEOs is set forth in the table below:

NEO	Number of PBRSUs	Number of TBRSUs	Number of Options
Frederick H. Eppinger	14,000	14,000	100,000
Marita Zuraitis	6,500	6,500	45,000
Steven J. Bensinger*	5,500	5,500	40,000
J. Kendall Huber	2,625	2,625	20,000
Gregory D. Tranter	3,000	3,000	20,000

*	Mr. Bensinger’s award was made, in part, pursuant to his offer letter in connection with his hiring and is described below under the heading “CFO Compensation Arrangements”. In connection with his separation agreement, Mr. Bensinger forfeited all such awards.

Mr. Bullis did not receive a 2010 long-term award because he had indicated an expectation that he would retire and resign his positions with the Company.

Description of Performance-Based Restricted Stock Units

The PBRSUs:

•	are not earned unless targeted levels of three-year average adjusted P&C segment return on equity (“ROE”) and NWPGR are achieved for the years 2010-2012;
•	may be adjusted to zero or be as high as 133% of the targeted award, based on the average ROE and NWPGR actually achieved during the performance period; and
•

are subject to a four year time-based vesting requirement (assuming achievement of performance goals, 50% vest on the third anniversary of the grant date and 50% vest on the fourth anniversary of the grant date).

The table below sets forth the ROE and NWPGR targets and how they impact the actual NEO award:

		Award as a Percentage of Target (2)
3 Year (2010-2012) Average ROE (1)	≥15%	0.0%	106.5% - 133.0%	133.0%	133.0%
	14.5%	0.0%	100.0% - 125.0%	125.0%	125.0% - 128.5%
	14%	0.0%	96.0% - 120.0%	120.0%	120.0% - 124.0%
	13.5%	0.0%	92.0% - 115.0%	115.0%	115.0% - 119.0%
	13%	0.0%	84.0% - 105.0%	105.0%	105.0% - 114.5%
	10.5% - 12.5%	0.0%	80.0% - 100.0%	100.0%	100.0% - 110.0%
	10%	0.0%	76.0% - 95.0%	95.0%	95.0% - 104.5%
	9.5%	0.0%	68.0% - 85.0%	85.0%	85.0% - 93.5%
	9%	0.0%	60.0% - 75.0%	75.0%	75.0% - 82.5%
	8.5%	0.0%	52.0% - 65.0%	65.0%	65.0% - 71.5%
	8%	0.0%	40.0% - 50.0%	50.0%	50.0% - 55.0%
	< 8%	0.0%	0.0%	0.0%	0.0%
		< 2%	2% - < 5%	5% - < 8%	8% - ≥ 12%
		3 Year (2010-2012) Average Net Written Premium Growth Rate (1)
		(1) Determined as set forth in the text below.

(2)    If average ROE falls between the points identified on the scale, funding will increase or decrease in a linear manner (measured from 10.5% if ROE is less than 10.5%, measured from 12.5% if ROE is greater than 12.5%). If Net Written Premium Growth Rate falls between 2-5%, or 8-12%, funding will increase or decrease in a linear manner.

ROE is a levered return on equity calculation based on after-tax P&C segment income, adjusted to include the cost of corporate debt and exclude the financial results of our holding company. Also, the equity of the P&C segment is reduced by the amount of this debt. NWPGR is the rate of year over year growth in total premiums written, adjusted by the effects of reinsurance assumed and ceded. In calculating ROE and NWPGR, the maximum payout is determined by excluding the impact of certain unusual and/or non-recurring events, such as unusually large catastrophe losses, adverse development on loss and loss adjustment expense reserves or other costs as a result of Hurricanes Katrina and Rita, adverse development on currently discontinued voluntary property and casualty insurance pools, expenses and liabilities associated with certain specified litigation matters, and the effect of acquisitions or divestitures or unplanned capital structure (i.e. debt or equity) actions (to the extent such events have a negative impact on ROE and/or NWPGR) (the “LTIP Excludable Items”). Notwithstanding the foregoing, the Committee expressly reserved the right to reduce funding under this award by excluding the impact of all (or any portion of) the LTIP Excludable Items.

The Committee chose a combination of ROE and NWPGR metrics because it believes that the combination is a good measure for profitable growth and evaluating operating performance and is consistent with our strategic goals and philosophy. Accordingly, the Company believes that the achievement of these targets should increase stock value and shareholder returns. In addition, a three-year performance period was chosen in order to encourage a longer-term strategy, drive the achievement of profitable growth over a significant time period and encourage executive retention.

Description of Time-Based Restricted Stock Units

Provided the NEO remains employed by the Company through such dates, the TBRSUs will vest 50% on the third anniversary of the grant date, and 50% on the fourth anniversary of the grant date and convert into an equivalent number of shares of Common Stock. Because these awards do not fully vest for four years, the principal purpose of the awards is to encourage executive retention.

Neither the PBRSUs nor the TBRSUs carry dividend or dividend equivalency rights unless and until vested and the shares of Common Stock are issued.

Description of Stock Options

Each NEO was granted options to purchase shares of Common Stock. Provided the NEO remains employed by the Company through such dates, the options vest 50% on the third anniversary of the grant date and 50% on the fourth anniversary of the grant date. Options were chosen to align a portion of total compensation with Company stock performance since the options become valuable to the executive only if the share price increases over a longer period of time after the date of grant. Additionally, because options do not fully vest for four years, this award encourages executive retention.

Prior Plan Year Long-Term Award Pay-Outs

2008 PBRSUs

During 2010, and as previously reported in our 2010 Proxy Statement, the PBRSUs granted in 2007 vested and paid out at 73.33% of target. For additional information regarding vesting of the 2007 PBRSUs, please see the Option Exercise and Stock Vested Table on page 56. During the first quarter of 2011, the PBRSUs granted in 2008 vested and paid out at 54% of target. A description of the vesting metrics for the 2008 PBRSUs is as follows:

Award	Description of Vesting Metrics	Actual Award as a Percentage of Target

2008 PBRSUs	• Performance Metric: Achievement of specified 2008-2010 average (i) ROE from property and casualty operations, and (ii) NWPGR	54%
	• Actual award could be as low as 0% and as high as 150% of target based on level of ROE and NWPGR achieved
	• Target average ROE was 12-13%; adjusted average ROE achieved was 10.16% • Target average NWPGR was 5%-10%; adjusted average NWPGR achieved was 8.2%

Pursuant to the terms of the 2008 PBRSUs, actual award value is determined according to the level of achievement of 2008-2010 three-year average ROE and NWPGR. The maximum payment, however, is determined by adjusting the ROE and NWPGR calculations, and the Committee is authorized to provide for awards up to the maximum when, as a result of certain unusual circumstances largely beyond management’s control or plans, it concluded that the funding level otherwise achieved was not commensurate with the level of underlying performance actually achieved by the Company during the period. Specifically, the maximum formula excludes:

•	catastrophe losses (net of reinsurance) in excess of 3.4% of earned premium (determined in accordance with GAAP);
•	adverse development on loss and loss adjustment expense reserves or other costs as a result of Hurricanes Katrina and Rita in 2005;
•	adverse development on currently discontinued voluntary property and casualty insurance pools; and
•	the effect of acquisitions or divestitures during the year or unplanned capital structure (i.e. debt or equity) actions (to the extent such events have a negative impact on ROE and/or NWPGR).

For the reasons set forth below, the Committee elected to exercise such discretion and to calculate the three-year average ROE and NWPGR using the foregoing adjustments to “as reported” financial results. Accordingly, in February 2011, the Committee certified the three-year (2008-2010) average ROE and NWPGR, as adjusted, at 10.16% and 8.2%, respectively. This resulted in a payout to participants at 54% of their target award. Had the Committee used “as reported” financial information without such adjustments, results would have fallen below the minimum payout threshold for the PBRSUs.

The Committee’s decision to use the permitted adjustments was driven primarily by its determination that our overall performance, particularly in relation to our competitors, was solid in light of the unprecedented economic and financial market instability occurring during the three-year performance period, the difficult economic environment in Michigan, and an unusually high level of natural catastrophe losses occurring in 2008 and 2010. Specifically, the Committee noted:

•

the successful completion of the sale of the Company’s life insurance subsidiary, First Allmerica Financial Life Insurance Company, which generated net proceeds of approximately $230 million and further enhanced our liquidity and financial strength in a very difficult economic environment;

•	the acquisitions of Verlan Holdings, Inc., AIX Holdings, Inc., Benchmark Professional Insurance Services, Inc. and Campania Holding Company, Inc.;
•	the execution of a renewal rights agreement with OneBeacon pursuant to which we renewed over $300 million in OneBeacon small and middle market commercial business;
•	the financial strength ratings upgrades by A.M. Best, Standard and Poor’s and Moody’s;
•	that book value per share over the performance period increased by 23%, from $44.37 at the end of 2007 to $54.74 at the end of 2010;
•	the overall improvements to our products, distribution and geographic and risk diversification; and
•	the relative stability of our investment portfolio and stock price, especially in light of the difficult economic environment during the period.

2008 TBRSUs and Options

During the first quarter of 2011, the TBRSUs, and the final 50% of the options, each granted in 2008, vested. For additional information on those awards, please see Outstanding Equity Awards at Fiscal Year-End Table beginning on page 54.

Compensation Arrangements associated with Change of CFO

On March 9, 2010, Mr. Bullis resigned as the Company’s CFO and was succeeded by Mr. Bensinger. Mr. Bensinger subsequently announced his intention to resign from the Company effective June 2011 and relinquished his position as CFO on March 1, 2011. Mr. Greenfield replaced Mr. Bensinger as CFO effective March 1, 2011. In connection with Mr. Bensinger’s appointment and resignation, and the subsequent appointment of Mr. Greenfield as CFO, we entered into various compensation arrangements with each executive. Information concerning such arrangements can be found under the section entitled “CFO Compensation Arrangements” beginning on page 52.

Other Benefits

The NEOs are eligible to participate in all of our employee benefit plans, including medical, dental, group life, disability and accidental death and dismemberment insurance and our 401(k) Plan, in each case on the same basis as other employees. In addition, certain senior employees of the Company, including the NEOs, participate in the following programs:

Non-Qualified Retirement Savings Plan

Our Non-Qualified Retirement Savings Plan provides substantially the same benefits which are available to employees generally under our 401(k) Plan (see page 58 for additional information), but without regard to the maximum contribution limits under federal tax laws. For the 2010 plan year, the plan provided eligible employees, including each of the NEOs, a 6% employer contribution on total eligible compensation in excess of federal limits (contingent upon maximum employee contributions to the 401(k) Plan). Amounts deferred are credited with interest, compounded annually, based on the GATT rate. The amount of total compensation eligible for a Company contribution cannot, however, exceed $1 million minus the limit in effect for our 401(k) Plan under Section 401(a)(17) of the Internal Revenue Code ($245,000 for 2010). In addition, the portion of eligible compensation attributable to annual short-term incentive compensation awards is capped at the participant’s target award level, regardless of the actual incentive compensation award earned.

We adopted this plan to ensure that all employees are entitled to company contributions equal to the same percentage of total eligible compensation, without regard to the limits under federal tax laws. Subject to the limitations on the definition of eligible compensation described in the previous paragraph, this plan applies equally to all employees who have eligible compensation in excess of federal limits.

Though the annual Company contributions to the Non-Qualified Retirement Savings Plan were made during the first quarter of 2011, since such contributions were made with respect to cash compensation paid in 2010, the Summary Compensation Table (see page 48), and Non-Qualified Retirement Savings Plan Table (see page 58) reflect such 2011 payments. Such amounts are similarly included with respect to prior years.

Perquisites

The Committee reviews, at least annually, the various material corporate perquisites available to the NEOs. The Committee believes that the compensation package offered the NEOs (as discussed above) is appropriate to motivate and compensate each NEO. Therefore, the Committee believes corporate perquisites should represent a relatively small component of a NEO’s compensation package. In 2010, the only significant perquisites offered to the NEOs were (i) financial planning services, and (ii) matching contributions to eligible tax qualified charitable organizations. For the financial planning services, we pay an annual retainer to a third-party service provider of $16,875 and an annual fee of $13,500 for each participating executive. The annual fee is treated as taxable income to the participating executives. For more information regarding perquisites, please see the Summary Compensation Table on page 48.

We provide financial planning services to our NEOs as a convenience to enable each executive to devote additional time to his or her Company responsibilities. Our matching charitable contributions program is designed to encourage participation in charitable organizations and is consistent with our general philosophy of good corporate citizenship.

Amended and Restated Employment Continuity Plan

The purpose of the CIC Plan is to:

•

keep key top management employees focused on the interests of our shareholders and to secure their continued services in addition to their undivided dedication and objectivity in the event of a possible change in control;

•	provide a level of protection comparable to what such employee may receive from a competing organization; and
•

ensure that participants do not solicit or assist in the solicitation of our employees, agents and/or policyholders for a specified period, or disclose any of our confidential or proprietary information prior to or after a change in control.

Additionally, the CIC Plan is designed to protect the Company and its shareholders, who might be adversely affected if management were to be distracted, or were to depart, in the event a change in control transaction were to be rumored or proposed. Therefore, it is consistent with our compensation objective of retaining qualified, high-performing executives, especially those determined by the Committee to have a role critical to our business. We established the CIC Plan to provide certain arrangements, including cash payments and continuation of health and other benefits, for certain executives in the event of a change in control. The CIC Plan provides these arrangements to reinforce and encourage the continued attention and commitment of executives under potentially disruptive business circumstances. Benefits may be paid in the event of a change in control of the Company and subsequent involuntary or constructive termination of a participant within a two-year period after the change in control.

The Committee determines eligibility for, and level of participation in, the CIC Plan based on the roles, responsibilities and individual circumstances of each executive officer. In assessing participation, the Committee considers, among other things, the critical nature of the individual’s role to the business and the importance of retention of the individual. The determination of participation and level of participation in the CIC Plan is made independent of other compensation considerations, including total target compensation and its component parts.

Separately, Mr. Eppinger is entitled to certain payments in the event he is terminated by the Company without cause and in circumstances unrelated to a change in control, provided he agrees to certain non-solicitation and non-competition provisions. This provision was included in Mr. Eppinger’s 2003 offer letter to induce him to resign from his then current position with a competitor and to join the Company.

For a more in depth discussion of our CIC Plan and the various benefits available to our NEOs in the event of termination or a change in control, please see the section entitled “Potential Payments upon Termination or Change in Control” beginning on page 60.

Risk Management and Compensation

One of the key elements to the Committee’s compensation philosophy is to ensure that our compensation policies and practices are designed to properly balance risk and reward, both on an individual and Company-wide basis and promote the long-term success of the Company. To that end, each year the Committee undertakes a careful review of our short and long-term incentive compensation programs to identify potential risks to the organization and the various ways in which those risks are mitigated. As in previous years, a significant portion of the Committee’s review focused on the short and long-term incentive compensation plans discussed above.

Executive IC Program.

Although the Executive IC Program provides for funding based upon achievement of certain levels of ex-cat P&C Segment Income, since it was the Committee’s and management’s expectation that funding levels under this program would be reduced to be generally commensurate with the level of funding under the Annual Bonus Plan, the Committee focused its risk review on the performance metrics associated with that program. As discussed above, the Annual Bonus Plan funds based upon the annual achievement of certain levels of adjusted pre-tax P&C segment income and NWPGR.

•

NWPGR as a Performance Metric. Rapid premium growth can generate incremental risk if underwriting discipline is not maintained to ensure longer-term profitability. Incentivizing premium growth, which can be affected by short-term actions, therefore, could motivate management to increase premium (or decrease ceded reinsurance) at the expense of long-term profitability or otherwise assume unreasonable risks. The Committee believes that while these may be reasonable concerns, it is important to consider that growth is an important part of our long-term strategy. Risks are inevitably attendant to growth; however, the Committee does not consider the growth targets or incentives for achieving (or disincentives for not achieving) such levels of growth, to be imprudent, based in part, on the following mitigating factors:

-

the long-term incentive programs for our executive officers require a high level of ROE over an extended period of time that would not likely be achieved if we fail to maintain requisite levels of longer-term profitability;

-	the level of growth required to achieve threshold and target payouts under the plan was reasonably challenging but obtainable without having to sacrifice underwriting discipline;
-	the modest impact NWPGR has on plan funding (only 20% downside (assuming threshold level achieved) and 10% upside);
-	our key growth strategies, such as the “partner strategy”, “account rounding”, and “franchise agents” are each intended to generate only profitable growth; and
-	the discipline we have exhibited in establishing reinsurance programs and in acquiring new business, developing new products and expanding into new geographies.

•

Level of P&C Segment Income Required to Achieve Threshold and Target Funding. Management could be motivated to maximize short-term profitability at the expense of the long-term stability and growth of the Company if P&C segment income goals were set at levels that could not reasonably be achieved. Short-term profitability can often be obtained by, among other things, aggressive “loss picks” in establishing current accident year results and loss reserves, aggressive assumptions in determining development of prior year loss and loss adjustment expense reserves, aggressive growth, liberalized underwriting standards, arbitrarily adjusting litigation, indemnification, tax or other reserves, imprudently reducing resources applied to legal, regulatory and financial controls, changes to reinsurance programs, imprudently aggressive expense reductions and higher risk investment management strategies. We believe that the level of P&C segment income required to achieve threshold and target payouts under the Annual Bonus Plan, while representing a legitimate challenge and the achievement of which was substantially in doubt at the time set, nevertheless was reasonably obtainable, and still would allow and encourage management to build for the future. This is, in part, because:

-	our P&C segment income projections were based upon a prudent investment strategy;
-

a large portion of each executive’s compensation is based on successive long-term incentive programs which are subject to extended vesting periods and are tied to the long-term growth and profitability of the Company;

-

we have a disciplined process for establishing accident year picks and reserve levels and determining reserve development from prior accident years, all of which is reviewed by outside actuaries, outside auditors (PricewaterhouseCoopers) and the Audit Committee;

-

we have a history of exercising reasonable judgment in establishing our reinsurance programs, which is transparent to investors through the Business section of our Form 10-K and to the Board of Directors through its annual review of reinsurance programs; and

-	many executives’ individual goals (the achievement of which may impact payout) are directed at longer-term priorities.

Additionally, it should be noted, that the metrics set forth above only establish funding levels for this program. Actual payouts are also determined, in part, by a participant’s achievement of certain predetermined individual goals and overall contributions to the Company. For our most senior officers, including our NEOs, the individual goals are reviewed and approved by the Committee at the beginning of each year. Accordingly, notwithstanding funding levels, in the event an individual failed to achieve his or her goals, or otherwise did not make valuable contributions to the Company during the year, the participant’s manager, or in the case of our executive officers, the Committee (or the CID with respect to Mr. Eppinger), had the discretion to reduce or eliminate the participant’s award.

Long-Term Incentive Compensation Program

The primary value to all long-term awards granted to senior officers of the Company (Options, TBRSUs and PBRSUs) is based upon the value of the underlying shares of THG common stock. Any incentive based primarily on stock price runs the risk of encouraging short-sighted decisions by management that produce positive short-term share appreciation at the expense of the long-term stability and growth of the Company. Since the value of the awards, however, cannot be fully realized (because of the vesting schedule) for four years, the Committee believes the risk of management pursuing short-sighted policies designed to produce short-term share appreciation is largely mitigated. Additionally, because each of our most senior executives, including each of our NEOs, are required, pursuant to our executive stock ownership guidelines, to hold THG stock having a value equal to multiples ranging from one to four times base salary, our executives should be further motivated to achieve and maintain long-term shareholder value.

The PBRSUs, which in addition to having a time-based vesting requirement, also require the Company to achieve certain levels of three-year average ROE and NWPGR. These performance metrics create similar risks as those presented in the short-term plan discussed above. In addition to the factors mitigating such risks discussed above, the risks associated with the PBRSUs are further mitigated by (i) three year successive measurement periods which in and of itself discourages inappropriate risk taking and makes it much more difficult to take inappropriately risky actions and continue to produce consistent results over such a long period time; (ii) the long-term nature of the award (4 year vest); and (iii) the fact that the PBRSUs represent a relatively small portion of the total value associated with the combined mix of awards in the program.

In addition to the various factors mitigating risk discussed above, it is also important to emphasize that each of our compensation programs are developed in the context of our overall financial plan. The detailed financial plan, which includes our short and long-term financial goals and operating priorities, is reviewed and approved by the full Board of Directors at its December and February meetings. Accordingly, the independent Board is provided the opportunity to make its own independent assessment of the risks presented by the financial plan and to require that management implement appropriate changes to the plan to ensure the Company is not taking imprudent risks that may have a material adverse impact on the Company.

Policy Regarding Recoupment of Formulae-Based Performance Compensation (“Clawback Policy”)

With the adoption during 2010 of the Clawback Policy, we have further mitigated the risk of our senior officers acting irresponsibly or recklessly with respect to the achievement of the performance metrics associated with our short and long-term incentive compensation plans. In accordance with the Clawback Policy, if we are required to restate our reported financial statements due to material non-compliance with our financial reporting requirements and the CID determines that the basis for such restatement was the misconduct of one or more executive officers, we have the ability to recoup that portion of the formulae-based incentive compensation paid to such executive officers that was in excess of that which would have been paid had there been no misconduct and restatement. Accordingly, our executive officers are further incentivized to follow appropriate SEC and accounting regulations when calculating and reporting the financial results that serve as the basis for payment under the programs discussed above.

Based in large part upon the foregoing, the Committee determined that our compensation policies for our executive officers and all other employees do not give rise to risks which are reasonably likely to have a material adverse effect on the Company.

Equity Grant Procedures

Most of our equity awards are made annually at the February or March meeting during which the Committee makes its annual executive compensation decisions. The date of this meeting is set well in advance and is not chosen to coincide with the release of material non-public information.

Equity awards made to officers subject to the reporting obligations under Section 16 of the Exchange Act, which includes each of our NEOs, must be specifically approved by the Committee, subject, with respect to the CEO, to ratification by the CID. For annual equity awards made to all other employees, the Committee approves an aggregate number and type of award available for issuance. Such awards are then distributed in such amounts and to such employees as determined by our CEO.

Occasionally, equity awards are made outside our usual annual cycle. Off-cycle awards are generally made only in connection with new hires, promotions, or as needed to retain an employee and must be approved by the Committee for any executive officer. With the exception of Mr. Bensinger, who received an equity award when he joined the Company in January 2010 (which has since been forfeited), no NEO received an off-cycle award during 2010.

The Committee does not have any programs, plans or practices of timing any awards in coordination with the release of material non-public information. The Committee reserves the right, however, to consider such information in determining the date of any award.

The exercise price of all options equals the closing price per share of our Common Stock as reported on the NYSE on the date of grant.

Stock Ownership Guidelines

We have adopted stock ownership guidelines for our NEOs as shown in the following table:

NEO	Value of Stock Ownership as Multiple of Base Salary	Timeframe to Meet Guidelines	Actual Ownership Level as a Multiple of Base Salary*
Frederick H. Eppinger	1 times	1 1/2 years	14.6
	4-6 times	3 years
Marita Zuraitis	1 times	1 1/2 years	8.6
	2-4 times	3 years
J. Kendall Huber	1 times	1 1/2 years	6.1
	2-4 times	3 years
Gregory D. Tranter	1 times	1 1/2 years	5.1
	2-4 times	3 years

*	As of March 7, 2011, based upon 2011 base salaries, equity ownership as determined below and a price per share of $46.60 (the closing price per share as reported by the NYSE on March 7, 2011).

Each NEO has one and one half years from becoming subject to the stock ownership guidelines to reach a stock ownership level equal to his or her base salary. He or she has three years from becoming subject to the guidelines to reach the total required ownership level. The guidelines credit shares held outright, shares held in THG’s 401(k) plan, unvested restricted stock, restricted stock units, performance-based restricted stock units (at target) and any shares that have been earned but the payment of which has been deferred. Unexercised stock options, whether or not vested, are not counted when determining ownership under the guidelines. For these purposes, shares are valued based upon the then current market value, or if higher, the value on the date of acquisition. This policy is inapplicable to Mr. Bensinger in light of his pending separation from the Company.

We have adopted a policy that prohibits all directors and employees from entering into hedging transactions involving Company stock.

Tax Implications

Section 162(m) generally disallows a tax deduction to public companies for taxable compensation over $1 million paid to certain executives. The Committee structures its annual and certain of its long-term compensation arrangements to qualify as performance-based compensation that is not subject to the deduction limit of Section 162(m). The Company takes Section 162(m) into account in making its executive compensation decisions, but believes that its primary responsibility is to provide a compensation program that achieves the various goals described in this CD&A section, and therefore reserves the right to pay amounts that are not deductible.

Compensation Committee Report

Review of Compensation Discussion and Analysis with Management

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.

Recommendation that the Compensation Discussion and Analysis be Included in the 2011 Proxy Statement

Based on the review and discussion referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2011 Proxy Statement for filing with the SEC.

In accordance with the rules of the SEC, this report is not to be deemed “soliciting material,” or deemed to be “filed” with the SEC or subject to the SEC’s Regulation 14A, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference in documents otherwise filed.

March 10, 2011

Members of the Compensation Committee:

Robert J. Murray, Chair

P. Kevin Condron

David J. Gallitano

The Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that THG specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Summary Compensation Table

The following table sets forth the total compensation for our NEOs for 2008, 2009 and 2010.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)		Stock Awards ($) (2)(3)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (4)		Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($)		All Other Compen- sation ($) (5)	Total ($)
Frederick H. Eppinger	2010	940,385	—		1,180,200	1,129,396	877,800		1,431		88,076	4,217,288
President and Chief Executive Officer	2009	934,615	—		1,553,556	714,443	540,000		1,567	(6)	81,630	3,825,811
	2008	888,461	—		1,833,903	516,235	810,000	(7)	238		97,777	4,146,614

Marita Zuraitis	2010	570,192	—		547,950	508,228	450,000		—		75,632	2,152,002
EVP and President, P&C Companies	2009	571,154	40,000	(8)	461,565	476,295	247,500		—		92,149	1,888,663
	2008	550,000	—		1,015,417	—	371,000		—		96,240	2,032,657

Steven J. Bensinger	2010	546,231	500,000	(9)	477,235	512,760	—		—		162,896	2,199,122
EVP and Chief Financial Officer*	2009	—	—		—	—	—		—		—	—
	2008	—	—		—	—	—		—		—	—

J. Kendall Huber	2010	420,000	—		221,288	225,879	252,000		7,306		53,375	1,179,848
Executive Vice President and General Counsel	2009	430,385	20,000	(8)	205,140	190,518	157,500		11,391	(6)	59,798	1,074,732
	2008	395,000	—		385,189	—	222,000		2,402		64,866	1,069,457

Gregory D. Tranter	2010	387,115	—		252,900	225,879	187,000		10,824		45,721	1,109,439
EVP, CIO and Chief Operations Officer	2009	389,423	15,000	(8)	208,892	238,148	112,500		8,608	(6)	49,223	1,021,794
	2008	369,231	—		454,083	—	168,750	(10)	1,842		40,843	1,034,749

Former Officers
Eugene M. Bullis	2010	178,462	—		—	—	—		—		40,381	218,843
Former EVP and CFO*	2009	498,462	—		—	—	195,000		—		73,529	766,991
	2008	480,000	—		—	—	300,000		—		68,336	848,336

*	On March 9, 2010, Mr. Bullis relinquished his position as CFO and retired from the Company on May 14, 2010. Mr. Bensinger became CFO on March 9, 2010 and relinquished the position on March 1, 2011. In connection with his separation agreement, all of Mr. Bensinger’s equity awards have been forfeited.
(1)	The salary figures in this column reflect the fact that during 2009 there were 27 rather than 26 separate pay periods. Accordingly, each employee of the Company employed for the full year received one additional pay check in 2009.
(2)	The amounts in this column reflect the grant date fair value of the award calculated in accordance with FASB ASC Topic No. 718. Assumptions used in the calculation of these amounts are set forth in Note 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2010 included in the Company’s Annual Report. The amounts set forth may be more or less than the value ultimately realized by the NEO based upon, among other things, the value of the Company’s Common Stock at the time of vesting and/or exercise of the stock awards, whether the Company achieves the performance goals associated with certain stock awards and whether such awards actually vest.
(3)	Amounts in this column include, among other things, the grant date fair value of awards of PBRSUs granted during the applicable year. The amounts shown in the table above reflect the grant date fair value of the PBRSU awards assuming vesting and payment of the shares of Common Stock at target. Set forth in the table below is both the grant date fair value at target payout and maximum payout for each such officer for each such PBRSU award. No shares will be awarded if the Company does not achieve specified levels of ROE and NWPGR.

Name	Year	Grant Date Fair Value of PBRSUs at Target Payout (as included in table above) ($)	Grant Date Fair Value of PBRSUs at Maximum Payout ($)
Frederick H. Eppinger	2010	590,100	784,833
	2009	769,275	1,153,913
	2008	904,200	1,356,300

Marita Zuraitis	2010	273,975	364,387
	2009	230,783	346,175
	2008	507,708	761,562

Steven J. Bensinger	2010	231,825	308,327

J. Kendall Huber	2010	110,644	147,157
	2009	102,570	153,855
	2008	192,595	288,893

Gregory D. Tranter	2010	126,450	168,179
	2009	102,570	153,855
	2008	225,146	337,719

(4)	For more detailed information, please see the section entitled “Short-Term Incentive Compensation” in the CD&A beginning on page 29.
(5)	For 2010, the amounts shown in this column consist of the following:

Insurance Premiums and Company Contributions to 401(k) and Non-Qualified Retirement Savings Plan

	All Other Compensation (Excluding Perquisites)
Name	Company Contributions to 401(k) ($)	Company Contributions to Non-Qualified Retirement Savings Plan ($)	Imputed Income Associated with Term Life and LTD Insurance Premiums Paid by the Company ($)
Frederick H. Eppinger	15,200	45,300	2,768
Marita Zuraitis	15,200	34,362	1,599
Steven J. Bensinger	14,700	18,074	2,418
J. Kendall Huber	15,200	19,950	2,225
Gregory D. Tranter	15,200	15,277	1,244
Eugene M. Bullis	15,200	7,708	1,288

Perquisites

Name	Perquisites
	Financial Planning Services ($)	Matching Contributions to Qualified Charities ($)	Spousal Travel ($)*	Relocation Expenses ($) †	Tax Reimbursement ($)
Frederick H. Eppinger	13,500	10,000	762	—	546	*
Marita Zuraitis	13,500	4,250	3,915	—	2,806	*
Steven J. Bensinger	13,500	5,000	—	63,032	46,172	†
J. Kendall Huber	13,500	2,500	—	—	—
Gregory D. Tranter	13,500	500	—	—	—
Eugene M. Bullis	6,185	10,000	—	—	—

*	Spousal travel and associated tax reimbursements relate to certain agent conferences where spousal attendance was expected.
†	Temporary living expenses and associated tax reimbursement.

(6)	Includes amounts associated with Excess Benefit Plan distributions occurring in 2009.
(7)	For 2008, amount includes $100,000 deferred at the election of Mr. Eppinger pursuant to the Company’s IC Deferral Program. On March 6, 2009, 3,771 restricted stock units were granted to Mr. Eppinger in lieu of amounts deferred for 2008. Please see the section entitled “IC Deferral Program” on page 59 and Outstanding Equity Awards at Fiscal Year-End Table beginning on page 54 for more information.
(8)	Special bonus awarded in recognition of the efforts of certain NEOs in connection with the successful negotiation and execution of the OneBeacon Renewal Rights Agreement.
(9)	Represents $200,000 sign-on bonus and a $300,000 bonus paid in connection with Mr. Bensinger’s separation agreement (see section entitled “CFO Compensation Arrangements” beginning on page 52 for more information).
(10)	For 2008, amount includes $25,000 deferred at the election of Mr. Tranter pursuant to the Company’s IC Deferral Program. On March 6, 2009, 943 restricted stock units were granted to Mr. Tranter in lieu of amounts deferred for 2008. Please see the section entitled “IC Deferral Program” on page 59 and Outstanding Equity Awards at Fiscal Year-End Table beginning on page 54 for more information.

Grants of Plan-Based Awards in Last Fiscal Year

The following table contains information concerning plan-based awards granted to the NEOs in 2010. Non-equity awards were granted pursuant to the 2010 Executive IC Program and stock awards and options were granted pursuant to the 2006 Plan.

Grants of Plan-Based Awards Table

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)*
			Threshold ($) (5)	Target ($)	Maximum ($)	Threshold (#) (5)	Target (#)	Maximum (#)
Frederick H. Eppinger	2/26/10	(1)	456,000	1,140,000	2,280,000
	2/26/10	(2)				5,600	14,000	18,620				590,100
	2/26/10	(3)							14,000			590,100
	2/26/10	(4)								100,000	42.15	1,129,396

Marita Zuraitis	2/25/10	(1)	207,000	517,500	1,035,000
	2/26/10	(2)				2,600	6,500	8,645				273,975
	2/26/10	(3)							6,500			273,975
	2/26/10	(4)								45,000	42.15	508,228

Steven J. Bensinger**	1/6/10	(3)							5,500			245,410
	1/6/10	(4)								40,000	44.62	512,760
	2/25/10	(1)	194,400	486,000	972,000
	2/26/10	(2)				2,200	5,500	7,315				231,825

J. Kendall Huber	2/25/10	(1)	126,000	315,000	630,000
	2/26/10	(2)				1,050	2,625	3,492				110,644
	2/26/10	(3)							2,625			110,644
	2/26/10	(4)								20,000	42.15	225,879

Gregory D. Tranter	2/25/10	(1)	93,600	234,000	468,000
	2/26/10	(2)				1,200	3,000	3,990				126,450
	2/26/10	(3)							3,000			126,450
	2/26/10	(4)								20,000	42.15	225,879

*	The amounts in this column reflect the grant date fair value of the award calculated in accordance with FASB ASC Topic No. 718. The amounts set forth may be more or less than the value ultimately realized by the NEO based upon, among other things, the value of the Company’s Common Stock at the time of vesting of the stock awards, whether the Company achieves certain performance goals and whether such awards actually vest.
**	In connection with his separation agreement, all of Mr. Bensinger’s equity awards have been forfeited.
(1)

Award under the 2010 Executive IC Program (see section entitled “Short-Term Incentive Compensation” in the CD&A beginning on page 29 for more information). On March 11, 2011, these awards were paid to the NEOs in the following amounts: Mr. Eppinger, $877,800; Ms. Zuraitis, $450,000; Mr. Huber, $252,000; and Mr. Tranter, $187,000. Pursuant to the terms of his separation agreement (see page 53 for more information), Mr. Bensinger received a $300,000 cash bonus in lieu of any amounts under this program. Since the Committee intended for the level of funding for the Executive IC Program to be generally commensurate with the level of funding under the Annual Bonus Plan, the threshold award level set forth in the table was calculated in accordance with the parameters set forth in the Annual Bonus Plan.
(2)	Grant of PBRSUs (see section entitled “Long-Term Incentive Compensation” in the CD&A beginning on page 36 for more information). The PBRSUs vest 50% on the third anniversary of the date of grant and 50% on the fourth anniversary of the date of grant (provided the employee remains continuously employed by the Company through such dates) and if the Company achieves a specified three-year average ROE and NWPGR for the years 2010-2012.
(3)	Grant of TBRSUs (see section entitled “Long-Term Incentive Compensation” in the CD&A beginning on page 36 for more information). The TBRSUs vest 50% on the third anniversary of the date of grant and 50% on the fourth anniversary of the date of grant (provided the employee remains continuously employed by the Company through such dates).
(4)	The securities underlying the options granted are shares of Common Stock. The options granted vest 50% on the third anniversary of the date of grant and 50% on the fourth anniversary of the date of grant (provided the employee remains continuously employed by the Company through such dates). The exercise price of such options equals the closing price per share of THG’s Common Stock on the NYSE as of the date of grant. See section entitled “Long-Term Incentive Compensation” in the CD&A beginning on page 36 for more information.
(5)	Threshold amounts indicate maximum payouts in the event certain minimum levels of performance are achieved. If the level of actual performance falls below the minimum payout threshold, no amounts will be paid to the NEO.

CFO Compensation Arrangements

On March 9, 2010, Mr. Bullis resigned as the Company’s CFO and was succeeded by Mr. Bensinger. Mr. Bensinger subsequently resigned as CFO effective March 1, 2011 and was succeeded by Mr. Greenfield. In connection with Mr. Bensinger’s appointment and resignation and Mr. Greenfield’s subsequent appointment, the Company entered into the following compensation arrangements:

Offer Letter/Separation Agreement for Mr. Bensinger

The Company and Mr. Bensinger entered into an Offer Letter dated January 5, 2010, the material terms of which are as follows:

•	Mr. Bensinger’s initial base salary was fixed $540,000 per year;
•	Mr. Bensinger was granted the following equity awards under the Company’s 2006 Plan:

-An option to purchase 40,000 shares of the Company’s Common Stock with an exercise price of $44.62 per share

-5,500 TBRSUs

-5,500 PBRSUs

•	Mr. Bensinger’s 2010 Executive IC Program award target was fixed at 90% of his base salary;
•	Mr. Bensinger was eligible to participate in the Company’s CIC Plan at the “Executive Tier” level with a “3X” Multiplier;
•	Mr. Bensinger received a $200,000 sign-on bonus; and
•	Mr. Bensinger was eligible to participate in the Company’s benefit programs.

The terms of the offer letter were negotiated to induce Mr. Bensinger to join the Company.

In connection with Mr. Bensinger’s resignation, and as consideration for him agreeing to remain with the Company for a transitional period, on December 29, 2010, the Company and Mr. Bensinger entered into a separation agreement, the material terms of which are as follows:

•	Mr. Bensinger continued to receive his current rate of compensation payable in biweekly installments of approximately $20,769 until March 12, 2011;
•	From and after March 12, 2011 through June 30, 2011, Mr. Bensinger will receive a base salary payable in biweekly installments of approximately $6,923;
•	Mr. Bensinger received a $300,000 bonus in lieu of his 2010 Executive IC Program award;
•	Mr. Bensinger was relieved of his obligation to return his 2010 sign-on bonus ($200,000) or return any portion of the benefits received under The Hanover Insurance Group Relocation program;
•	Effective March 12, 2011, Mr. Bensinger forfeited all rights to any payment under prior equity awards granted to him by the Company;
•	Effective December 29, 2010, Mr. Bensinger ceased to be a participant in the CIC Plan; and
•

Mr. Bensinger provided a general release from all claims against the Company, and agreed to certain cooperation, non-solicitation, confidentiality, and non-disparagement provisions in favor of the Company.

Offer Letter for Mr. Greenfield

The Company and Mr. Greenfield entered into an Offer Letter dated December 15, 2010, the material terms of which are as follows:

•	Mr. Greenfield’s initial base salary was fixed at $540,000 per year;
•	Mr. Greenfield was granted the following equity awards under the Company’s 2006 Plan:

-Options to purchase 22,500 shares of the Company’s Common Stock with an exercise price of $47.41 per share

-6,750 TBRSUs

-6,750 PBRSUs

•	Mr. Greenfield’s 2011 Executive IC Program award target was fixed at 90% of his base salary;
•

Mr. Greenfield will participate in the Company’s CIC Plan at the “Executive Tier” level with a 3X “Multiplier”; provided however, that he is not entitled to the Section 280G tax gross-up provisions of such plan; and

•	Mr. Greenfield will be eligible to participate in the Company’s benefit programs.

The terms of the offer letter were negotiated to induce Mr. Greenfield to join the Company.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information for the NEOs regarding outstanding equity awards held as of December 31, 2010. All awards granted prior to May 16, 2006 were issued pursuant to the Company’s Amended Long-Term Stock Incentive Plan and all awards granted after May 16, 2006 were issued pursuant to the 2006 Plan. Mr. Bullis had no outstanding equity awards as of December 31, 2010 since all awards granted to him had vested as of such date.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards						Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date (1)	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Frederick H. Eppinger	8/28/03	(3)	299,700		23.58	8/28/13	2/25/08		10,800	(4)	504,576
	2/27/04		150,000		36.88	2/27/14	2/25/08		20,000	(5)	934,400
	3/15/05		140,000		35.86	3/15/15	3/7/08		4,539	(6)	212,062
	2/14/06		100,000		46.28	2/14/16	2/23/09					22,500	(7)	1,051,200
	2/23/07		100,000		48.46	2/23/17	2/23/09		22,500	(8)	1,051,200
	2/25/08		25,000	25,000	45.21	2/25/18	3/6/09		3,771	(6)	176,181
	2/23/09			75,000	34.19	2/23/19	2/26/10					14,000	(9)	654,080
	2/26/10			100,000	42.15	2/26/20	2/26/10		14,000	(10)	654,080

Marita Zuraitis	4/19/04	(3)	75,000		35.98	4/19/14	2/25/08		6,065	(4)	283,357
	2/7/05		49,000		36.50	2/7/15	2/25/08		11,230	(5)	524,666
	2/23/07		54,250		48.46	2/23/17	2/23/09					6,750	(7)	315,360
	2/23/09			50,000	34.19	2/23/19	2/23/09		6,750	(8)	315,360
	2/26/10			45,000	42.15	2/26/20	2/26/10					6,500	(9)	303,680
							2/26/10		6,500	(10)	303,680
Steven J Bensinger*	1/6/10	(3)		40,000	44.62	1/6/20	1/6/10	(3)	5,500	(10)	256,960
							2/26/10					5,500	(9)	256,960

See page 55 for footnotes.

Outstanding Equity Awards at Fiscal Year-End Table

(continued)

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date (1)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
J. Kendall Huber	1/2/02	16,500		44.05	1/2/12	2/25/08	2,301	(4)	107,503
	2/27/04	40,000		36.88	2/27/14	2/25/08	4,260	(5)	199,027
	2/7/05	21,000		36.50	2/7/15	2/23/09				3,000	(7)	140,160
	2/23/07	20,050		48.46	2/23/17	2/23/09	3,000	(8)	140,160
	2/23/09		20,000	34.19	2/23/19	2/26/10				2,625	(9)	122,640
	2/26/10		20,000	42.15	2/26/20	2/26/10	2,625	(10)	122,640

Gregory D. Tranter	1/2/02	33,000		44.05	1/2/12	2/25/08	2,690	(4)	125,677
	2/27/04	40,000		36.88	2/27/14	2/25/08	4,980	(5)	232,666
	2/7/05	21,000		36.50	2/7/15	3/7/08	669	(6)	31,256
	2/23/07	23,850		48.46	2/23/17	2/23/09				3,000	(7)	140,160
	2/23/09		25,000	34.19	2/23/19	2/23/09	3,000	(8)	140,160
	2/26/10		20,000	42.15	2/26/20	3/6/09	943	(6)	44,057
						2/26/10				3,000	(9)	140,160
						2/26/10	3,000	(10)	140,160

*	In connection with his separation agreement, all of Mr. Bensinger’s equity awards were subsequently forfeited.
(1)	For options granted on or after February 23, 2009, provided the employee remains continuously employed by the Company through such date, the options vest 50% on the third anniversary of the grant date, and 50% on the fourth anniversary of the grant date. For options granted prior to February 23, 2009, provided the employee remains continuously employed by the Company through such date, the options vest 25% on the first anniversary of the grant date, 25% on the second anniversary of the grant date, and the remaining 50% vest on the third anniversary of the grant date.
(2)	Based on a value of $46.72 per share, the closing price per share of THG’s Common Stock on December 31, 2010.
(3)	Represents off-cycle grant made upon the date of hire of the NEO.
(4)	PBRSUs granted in 2008. Provided the Company achieves a specified three-year average ROE and NWPGR for the years 2008-2010 and the employee remains continuously employed by the Company, the PBRSUs vest three years from the grant date. The actual PBRSU award may be as low as 0% or as high as 150% of the targeted award, based upon the ROE and NWPGR actually achieved. On February 28, 2011, the Committee determined (and, with respect to the CEO, such determination was ratified by the CID) that the three-year average adjusted ROE and NWPGR had been achieved at a level that entitled the holders of the 2008 PBRSUs to 54% of their target award (as shown in the table above). Accordingly, on February 28, 2011, such PBRSUs vested and converted into an equal number of shares of THG Common Stock. See section entitled “2008 PBRSUs” in the CD&A beginning on page 39 for more information.

(5)	TBRSUs granted in 2008. The TBRSUs vest three years after the grant date (provided the employee remains continuously employed by the Company through such date). Accordingly, such TBRSUs vested on February 25, 2011 and were converted into an equivalent number of shares of Common Stock.
(6)	Restricted stock units granted pursuant to the IC Deferral Program in lieu of portions of such NEO’s annual incentive compensation award (see section entitled “IC Deferral Program” on page 59 for more information). Assuming the employee remains continuously employed by the Company through such date, such awards vest on the third anniversary of the grant date and automatically convert into an equal number of shares of THG Common Stock.
(7)	PBRSUs granted in 2009. Provided the Company achieves a specified three-year average ROE and NWPGR for the years 2009-2011 and the employee remains continuously employed by the Company, the PBRSUs vest 50% on the third anniversary of the grant date and 50% on the fourth anniversary of the grant date. The actual PBRSU award may be as low as 0% or as high as 150% of the targeted award shown in the table, based upon the ROE and NWPGR actually achieved.
(8)	TBRSUs granted in 2009. The TBRSUs vest 50% on the third anniversary of the grant date, and 50% on the fourth anniversary of the grant date (provided the employee remains continuously employed by the Company through such dates).
(9)	PBRSUs granted in 2010 (see section entitled “Long-Term Incentive Compensation” in the CD&A beginning on page 36 for more information). Provided the Company achieves a specified three-year average ROE and NWPGR for the years 2010-2012 and the employee remains continuously employed by the Company, the PBRSUs vest 50% on the third anniversary of the grant date and 50% on the fourth anniversary of the grant date. The actual PBRSU award may be as low as 0% or as high as 133% of the targeted award shown in the table, based upon the ROE and NWPGR actually achieved.
(10)	TBRSUs granted in 2010 (see section entitled “Long-Term Incentive Compensation” in the CD&A beginning on page 36 for more information). The TBRSUs vest 50% on the third anniversary of the grant date, and 50% on the fourth anniversary of the grant date (provided the employee remains continuously employed by the Company through such dates).

Option Exercise and Stock Vested Table

The following table sets forth information for the NEOs regarding the value realized during 2010 by such executives pursuant to (i) option exercises, and /or (ii) shares acquired upon vesting of stock awards.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($) (1)
Frederick H. Eppinger	—	—	22,596	(2)	957,452	(2)
Marita Zuraitis	25,000	250,500	3,762		157,252
J. Kendall Huber	16,500	48,675	1,394		58,269
Gregory D. Tranter	—	—	2,285		96,472

(1)	Number of shares acquired upon vesting multiplied by the fair market value of THG’s Common Stock on the vesting date.
(2)	Portion of which was required to be deferred by the NEO in order to facilitate deductibility of the value of such awards under Section 162(m).

Pension and Retirement Benefits

Cash Balance Plan

The Company maintains a funded, tax-qualified, noncontributory defined benefit pension plan (the “Cash Balance Plan”). Each year while the Cash Balance Plan was in effect, the Company allocated an amount equal to a percentage of each participant’s eligible compensation (generally, salary and short-term incentive compensation, up to the federal limits) to a separate memorandum account established for each participant. However, effective December 31, 2004, benefits under the Cash Balance Plan were frozen and future annual allocations to participant memorandum accounts were discontinued. Although future annual allocations have been discontinued, interest based on the GATT rate will continue to be credited to participant memorandum accounts.

The Company also maintains an excess benefit plan, which provided eligible individuals with the difference between the benefits calculated under the Cash Balance Plan, without regard to federal limitations, and the maximum amount that may be paid from the Cash Balance Plan under federal tax laws (the “Excess Benefit Plan”). Benefits under this unfunded, non-qualified plan were also frozen effective December 31, 2004. Although future annual allocations were discontinued, interest based on the GATT rate will continue to be credited to participant memorandum accounts.

Messrs. Eppinger, Huber and Tranter are fully vested in the Cash Balance Plan and Excess Benefit Plan and may elect to receive benefits under the plans at any time following termination of employment as either a one-time lump sum or as an annuity. Various annuity forms of payment are available and are calculated using a reasonable actuarial basis. Because they joined the Company after the plans were frozen, Ms. Zuraitis, Mr. Bensinger and Mr. Bullis will receive no benefits under the Cash Balance Plan or Excess Benefit Plan.

Pension Benefits Table

Name	Plan Name	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
Frederick H. Eppinger	Cash Balance Plan	12,671	—

J. Kendall Huber	Cash Balance Plan	46,421	—
	Excess Benefit Plan	30,874	—

Gregory D. Tranter	Cash Balance Plan	59,981	—
	Excess Benefit Plan	44,392	—

(1)

The “Present Value of Accumulated Benefit” included in the Pension Benefits Table above is based upon a measurement date of December 31, 2010. Accordingly, all calculations utilize memorandum accounts as of the same date. The results shown are estimates only and actual benefits will be based upon data, form of benefit elected and age at the time of retirement. The primary assumptions used in the calculations are based on FASB ASC No. 715 assumptions as of the measurement date. Specifically, the Present Value of Accumulated Benefit calculations utilize an interest crediting rate of 4.50% to project the memorandum accounts from the measurement date to commencement date, a rate of 5.625% to discount expected future qualified plan benefit payments from the payment date to the measurement date, a rate of 5.50% to discount expected future non-qualified plan benefit payments from the payment date to the measurement date, and a post-commencement life expectancy assumption based upon the RP-2000 Combined Healthy Participant Mortality Table projected 11 years with Scale AA. Other assumptions used in the calculations are based on our understanding of the disclosure regulations. In particular, participants are assumed to commence benefits at age 65, which is the normal retirement age defined in all plans. Also, no turnover (e.g. death, disability, termination, retirement) is assumed prior to age 65. Further, all participants are assumed to elect lump sum at commencement.

401(k) Plan

The Company maintains The Hanover Insurance Group Retirement Savings Plan, which is a 401(k) retirement savings plan (the “401(k) Plan”). For 2010, the 401(k) Plan provided a 100% match on the first 6% of eligible compensation deferred to the 401(k) Plan. Eligible compensation generally consists of salary and cash bonus, up to the federal limits for qualified 401(k) plans, which was $245,000 for 2010. Additionally, for 2010, each eligible participant was given an additional $500 company contribution.

Non-Qualified Retirement Savings Plan

In connection with the 401(k) Plan, the Company also maintains the Non-Qualified Retirement Savings Plan. For 2010, this plan provided eligible employees of the Company, including each of the NEOs, a 6% employer contribution on total eligible compensation in excess of federal limits (contingent upon satisfaction of maximum employee contributions to the 401(k) Plan). Amounts deferred are credited with interest based on the GATT rate. This plan is unfunded and non-qualified. A participant’s benefits are payable upon the earlier to occur of death or six months following termination from the Company. The table below sets forth certain information regarding NEO participation in the Non-Qualified Retirement Savings Plan during 2010:

Name	Executive Contributions in 2010 ($)	Registrant Contributions in 2010 (1) ($)	Aggregate Earnings in 2010 ($) (2)	Aggregate Withdrawals/ Distributions in 2010 ($)	Aggregate Balance at December 31, 2010 (3) ($)
Frederick H. Eppinger	—	45,300	26,409	—	680,183
Marita Zuraitis	—	34,362	15,722	—	414,849
Steven J. Bensinger	—	18,074	—	—	18,074
J. Kendall Huber	—	19,950	14,612	—	371,132
Gregory D. Tranter	—	15,277	6,413	—	170,778
Eugene M. Bullis	—	7,708	1,718	53,018	7,708

(1)	Represents contributions made by the Company in 2011 with respect to eligible 2010 compensation. Such amounts are included in the All Other Compensation Column of the Summary Compensation Table. As previously reported in our 2010 Proxy Statement, in March 2010, contributions with respect to eligible 2009 compensation were made to the NEOs in the following amounts: $45,300 for Mr. Eppinger; $41,829 for Ms. Zuraitis; $24,443 for Mr. Huber; $18,790 for Mr. Tranter; and $33,208 for Mr. Bullis.
(2)	Represents interest accrued on the aggregate amount in the Non-Qualified Retirement Savings Plan attributable to the NEO. Amounts set forth in this column are not included in the Summary Compensation Table.
(3)	Includes Company contributions made in 2011 as if such contributions were made on December 31, 2010. Balances attributable to Registrant contributions have been reported as compensation for the NEO in the Summary Compensation Table for the applicable years.

IC Deferral Program

Prior to 2010, the Company had a Short-Term Incentive Compensation Deferral and Conversion Program (the “IC Deferral Program”) that permitted certain officers of the Company to defer and convert a portion of their short-term incentive compensation award (not to exceed the greater of $50,000 or 20% of base salary) into a number of restricted stock units determined based on the fair market value of the underlying shares at the time such compensation would otherwise have been paid. An additional grant of restricted stock units was made on the conversion date having a fair market value equal to 15% of the deferred and converted incentive compensation award amount. Such restricted stock units convert into shares of Common Stock upon vesting, which is three years after the date of grant. In the event the officer is not continuously employed by the Company through the vesting date, then all such restricted stock units are forfeited, although the Company will pay the officer for the amount of incentive compensation initially deferred and converted, plus interest, compounded annually, at the GATT rate. These restricted stock units do not have voting rights, but do carry deferred dividend equivalency rights to the extent dividends are declared on the underlying shares of Common Stock. See “Potential Payments Upon Termination or Change In Control” below for vesting provisions in the event of a change in control of the Company. The table below sets forth certain information regarding NEO participation in the IC Deferral Program during 2010:

Name	Executive Contributions in 2010 ($)	Registrant Contributions in 2010 ($)	Aggregate Earnings in 2010 ($)	Aggregate Withdrawals/ Distributions in 2010 ($) (2)	Aggregate Balance at December 31, 2010 ($) (3)
Frederick H. Eppinger	—	—	(1)	192,902	405,440
Gregory D. Tranter	—	—	(1)	28,372	78,545

(1)	Prior year executive and Registrant contributions were immediately converted into restricted stock units. The value of such units, therefore, varies depending on the value of THG’s Common Stock. The closing price per share of THG’s Common Stock on January 4, 2010 (the first trading day of 2010) as reported on the NYSE was $44.63. The closing price per share of THG’s Common Stock on December 31, 2010 as reported on the NYSE was $46.72. Additionally, the restricted stock units accrue, to the extent declared on the underlying shares of THG Common Stock, deferred dividend equivalents (plus interest thereon at the GATT rate). In 2010, the Company paid cash dividends totaling of $1.00 per share. Aggregate earnings in 2010 are not reported in the Summary Compensation Table.
(2)	On March 9, 2010, the restricted stock units issued pursuant to this program in 2007 vested and converted into THG Common Stock. The value in the table reflects the number of shares issued times the closing price per share ($43.33) on the vesting date, plus the amount of accrued dividend equivalents (plus accrued interest).
(3)	Equals the number of outstanding restricted stock units issued to the NEO pursuant to the IC Deferral Program times $46.72, the closing price per share of THG’s Common stock on December 31, 2010, plus the amount of accrued deferred dividend equivalents (plus accrued interest) as of December 31, 2010. For information regarding the individual grants of restricted stock units which are included in the calculation of the amounts set forth in this column, see the Outstanding Equity Awards at Fiscal Year-End Table beginning on page 54. Balances attributable to Executive Contributions have been reported as compensation for the NEO in the Non-Equity Incentive Plan Column of the Summary Compensation Table for the applicable years. Balances attributable to Registrant Contributions have been reported as compensation for the NEO in the Stock Awards Column of the Summary Compensation Table for the applicable years.

Potential Payments upon Termination or Change in Control

Overview

The information provided in the following tables reflect the amount of incremental compensation required to be paid to each NEO in the event of a change in control of THG, or a termination of the NEO. For purposes of the quantitative disclosure, we have assumed that all triggering event(s) took place on December 31, 2010, and that the price per share of our Common Stock on such date was $46.72 (the closing price per share of our Common Stock on the NYSE on such date). Due to the number of factors that affect the nature and amount of benefits provided upon the occurrence of such events, actual amounts paid or distributed may be different from the amounts disclosed below. Factors that could affect the actual amounts paid include:

•	the timing during the year of such event;
•	the number of outstanding but unvested stock awards then held by the NEO;
•	the Company’s performance against certain financial and/or business objectives established for determining the level of payment and/or vesting of outstanding, but unvested, stock awards;
•	the amount of prior years’ compensation the NEO was required or elected to defer; and
•	the Company’s stock price as of the date of such event.

Specifically excluded from the information and tables below are (i) payments for any amounts already earned by the NEO which are not contingent upon the occurrence of the triggering event(s) (i.e., vested stock awards (see Outstanding Equity Awards at Fiscal Year-End beginning on page 54 for more information), vested balances in the Company’s 401(k) Plan, Non-Qualified Retirement Savings Plan, and Pension Plans (for more information see section entitled Pension and Retirement Benefits beginning on page 57), prior contributions to, and interest accrued on account balances in, deferred compensation plans, accrued but unused vacation, salary earned through the date of termination, etc.), and (ii) payments pursuant to Company benefit plans that are generally available to all salaried employees of THG and do not discriminate in scope or terms of operation in favor of our NEOs (e.g., term life insurance).

Under the Company’s 2006 Plan, and certain agreements issued pursuant to such plan, employees who terminate employment while “retirement-eligible” may receive certain pro-rated vesting of unvested stock awards. Since, as of December 31, 2010, none of our NEOs are “retirement-eligible,” the tables below do not address this benefit.

As discussed in further detail below, benefits to our NEOs under the CIC Plan are triggered only in the event of a Change in Control (defined below) and the subsequent occurrence of a termination or constructive termination. The tables below assume both a Change in Control and the occurrence of a termination event effective as of December 31, 2010.

Since Mr. Bullis was not employed by the Company on December 31, 2010, he was not eligible for any termination or change in control benefits on such date. Mr. Bullis received no termination benefits in connection with his retirement during 2010. Mr. Bensinger’s participation in the CIC Plan terminated effective December 29, 2010.

Termination Other Than as a Result of a Change in Control

Except as otherwise described below, the Company has no obligations to provide severance benefits (except as may otherwise be required by law) to any NEO in the event such NEO is terminated other than in connection with a change in control.

Eppinger Offer Letter

Pursuant to Mr. Eppinger’s offer letter, dated August 14, 2003, as amended, in the event he is involuntarily terminated (other than for cause or in the event of a change in control), Mr. Eppinger will receive a lump sum payment equal to his base salary and target short-term incentive compensation award. As a condition to Mr. Eppinger’s employment and eligibility to receive the severance payments under his offer letter, Mr. Eppinger agreed to certain (i) non-disclosure obligations which survive his employment with THG indefinitely, (ii) non-hire/non-solicitation obligations that remain in effect for a period of two years following his termination, and (iii) non-competition provisions that remain in effect for a period of up to one year following his termination. In addition, to receive the severance benefits, Mr. Eppinger must execute a general release in favor of THG. In the event of a termination without cause (as defined in the offer letter), Mr. Eppinger can elect not to receive his severance payments, in which case he would not be subject to the non-competition provisions.

2006 Plan

Pursuant to the 2006 Plan and certain stock award agreements issued thereunder, holders of stock awards, including the NEOs, may be entitled to pro-rated vesting of their awards in the event the holder dies or is disabled prior to the vesting date. Disability, for these purposes, is as defined in the Company’s then current long-term disability plan. The value of such pro-rated vesting as it applies to the NEOs is set forth in detail in the following tables.

Change in Control

THG’s CIC Plan outlines the potential benefits certain key executives could receive upon a Change in Control of the Company. In the event of a Change in Control (defined below) of the Company and subsequent involuntary or constructive termination of a participant within a two-year period after the Change in Control, the CIC Plan authorizes the payment of specified benefits to eligible participants. These include a lump-sum cash payment equal to a multiplier (the “Multiplier”) (defined below) times the sum of a participant’s applicable base salary and target short-term incentive compensation award. Additionally, a participant is entitled to a cash payment of an amount equal to the amount that otherwise would have been credited under the Company’s 401(k) Plan and Non-Qualified Retirement Savings Plan for the year in which the employee was terminated. The CIC Plan also provides for continued coverage for up to one year under the Company’s health plans, payment of an amount equal to the participant’s target short-term incentive compensation award pro-rated for service performed in the year of termination, and outplacement services. Certain participants may also be entitled to a gross-up payment (“280G Gross-Up”) if their change in control payments/benefits become subject to the excise tax imposed by section 4999 of the Internal Revenue Code, subject to a 110% corridor. Notwithstanding the foregoing, it is the Company’s policy that no new participant to the CIC Plan be entitled to a 280G Gross-Up benefit. See footnote 9 on page 66 for additional information.

The following chart provides participation Tiers and Multipliers for all eligible NEOs.

Participant	Tier	Multiplier
Frederick H. Eppinger	Executive	3X
Marita Zuraitis	Executive	3X
J. Kendall Huber	Executive	3X
Gregory D. Tranter	Executive	2X

A participant’s “Tier” designation sets forth the circumstances pursuant to which such participant may be deemed to have been constructively terminated pursuant to the CIC Plan.

For purposes of the CIC Plan, a Change in Control is defined as follows: (i) subject to certain exceptions, a change in the composition of the Board of Directors such that the Incumbent Directors (as defined in the CIC Plan) at the beginning of any consecutive twenty-four month period cease to constitute a majority of the Board; (ii) subject to certain exceptions, any person or group is or becomes the beneficial owner of 35% or more of the Company’s outstanding voting securities; (iii) the consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any affiliate that requires shareholder approval, unless the shareholders immediately prior to the transaction own more than 50% of the total voting stock of the successor corporation and a majority of the board of directors of the successor corporation were Incumbent Directors immediately prior to the transaction; (iv) the approval by shareholders of a sale of all or substantially all of the Company’s assets and such sale is consummated; or (v) the approval by shareholders of a plan of liquidation or dissolution of the Company. The definition of “change in control” in the 2006 Plan is substantially consistent with the definition in the CIC Plan, except that pursuant to the 2006 Plan a “change in control” is triggered by the consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any affiliate that requires shareholder approval, unless the shareholders immediately prior to the transaction own more than 50% of the total voting stock of the successor corporation or a majority of the board of directors of the successor corporation were Incumbent Directors immediately prior to the transaction.

Prior to receiving any benefits under the CIC Plan, the participant must execute certain waivers and releases in favor of the Company. In addition, in order to be eligible to participate in the CIC Plan, participants must execute a non-solicitation agreement, regardless of whether or not they ever receive benefits thereunder. The non-solicitation agreements provide that, during employment and for a period of two years after termination (one year for participants having a Multiplier less than 2X), the executive officer will not (i) hire, recruit, solicit or induce, attempt to induce, or assist or encourage a third party to hire, recruit, solicit or induce or attempt to induce any employee(s), agent(s) or broker(s) of the Company to terminate their employment with, or otherwise cease their relationship with the Company, or (ii) divert or take away, attempt to divert or to take away, or assist or encourage a third party to divert or take away, the business or patronage of any of the policyholders, agents, clients, customers or accounts of the Company which were contacted, solicited or served while the participant was employed by the Company. Finally, this agreement also contains a non-disparagement and cooperation provision and provides that all proprietary information relating to the Company’s business and all software, works of authorship and other developments created during employment by the Company are the sole property of the Company.

Pursuant to the 2006 Plan and various agreements issued thereunder, in the event of a change in control the participant may be entitled to certain accelerated vesting of awards. Please see footnotes 3, 4 and 5 on page 65 for more information.

Potential Payments Upon Termination or Change in Control Tables

	Frederick H. Eppinger
Benefit	Death	Disability	For Cause	Voluntary	Without Cause	Change in Control
Cash Severance (1)	$—	$—	$—	$—	$2,090,000	$6,270,000
Cash Incentives (2)	—	—	—	—	—	1,140,000
Equity
Unvested Restricted Stock Units (3)	2,617,722	3,542,030	—	—	—	4,824,214
Unvested Restricted Stock Units Issued Pursuant to the IC Deferral Program (4)	—	—	—	—	—	106,452
Unexercisable Stock Options (5)	—	37,750	—	—	—	1,434,500
Other Benefits
Health & Welfare (6)	—	—	—	—	—	12,200
Outplacement (7)	—	—	—	—	—	55,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	60,000
Excise Tax Gross-Ups (9)	—	—	—	—	—	4,176,403

TOTAL	$2,617,722	$3,579,780	$—	$—	$2,090,000	$18,078,769

	Marita Zuraitis
Benefit	Death	Disability	For Cause	Voluntary	Without Cause	Change in Control
Cash Severance (1)	$—	$—	$—	$—	$—	$3,277,500
Cash Incentives (2)	—	—	—	—	—	517,500
Equity
Unvested Restricted Stock Units (3)	1,188,230	1,538,163	—	—	—	2,031,900
Unexercisable Stock Options (5)	—	—	—	—	—	832,150
Other Benefits
Health & Welfare (6)	—	—	—	—	—	12,200
Outplacement (7)	—	—	—	—	—	55,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	56,529
Excise Tax Gross-Up (9)	—	—	—	—	—	1,819,415

TOTAL	$1,188,230	$1,538,163	$—	$—	$—	$8,602,194

	Steven J. Bensinger
Benefit	Death	Disability	For Cause	Voluntary	Without Cause	Change in Control*
Equity
Unvested Restricted Stock Units (3)	$117,734	$246,121	—	—	—	$513,920
Unexercisable Stock Options (5)	—	—	—	—	—	84,000

TOTAL	$117,734	$246,121	$—	$—	$—	$597,920

*	In connection with his separation agreement, all of Mr. Bensinger’s equity awards have been forfeited.

See page 64 for additional footnotes.

	J. Kendall Huber
Benefit	Death	Disability	For Cause	Voluntary	Without Cause	Change in Control
Cash Severance (1)	$—	$—	$—	$—	$—	$2,205,000
Cash Incentives (2)	—	—	—	—	—	315,000
Equity
Unvested Restricted Stock Units (3)	473,133	619,647	—	—	—	826,757
Unexercisable Stock Options (5)	—	—	—	—	—	342,000
Other Benefits
Health & Welfare (6)	—	—	—	—	—	12,200
Outplacement (7)	—	—	—	—	—	55,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	39,143

TOTAL	$473,133	$619,647	$—	$—	$—	$3,795,100

	Gregory D. Tranter
Benefit	Death	Disability	For Cause	Voluntary	Without Cause	Change in Control
Cash Severance (1)	$—	$—	$—	$—	$—	$1,248,000
Cash Incentives (2)	—	—	—	—	—	234,000
Equity
Unvested Restricted Stock Units (3)	529,665	687,625	—	—	—	912,675
Unvested Restricted Stock Units Issued Pursuant to the IC Deferral Program (4)	—	—	—	—	—	23,485
Unexercisable Stock Options (5)	—	—	—	—	—	404,650
Other Benefits
Health & Welfare (6)	—	—	—	—	—	8,923
Outplacement (7)	—	—	—	—	—	55,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	33,490

TOTAL	$529,665	$687,625	$—	$—	$—	$2,920,223

(1)	Pursuant to the CIC Plan, in the event of both a Change in Control and a subsequent termination event, as described above, each NEO is entitled to a lump sum severance payment equal to their Multiplier times the sum of their applicable annual base salary plus target short-term incentive compensation award. Pursuant to Mr. Eppinger’s offer letter, in the event he is terminated (other than for cause or as a result of a change in control), he is entitled to a lump sum severance payment equal to one times his current annual base salary plus his target short-term incentive compensation award, provided he agrees to a one-year non-compete agreement and other restrictions.
(2)

Payment of target Executive IC Program award earned in 2010, pro-rated for the period prior to the Change in Control (amount above assuming full year payout at target). In the event of death, disability, or in certain circumstances, an involuntary termination (other than for cause), occurring prior to the payment date, each NEO remains eligible for an award under the 2010 Executive IC Program, but payment is at the discretion of the Compensation Committee. Each NEOs’ actual 2010 Executive IC Program award was earned and paid in March 2011. See the Summary Compensation Table on page 48 for more information.
(3)	PBRSUs

Value of unvested PBRSUs granted in 2008, 2009 and 2010 (see Outstanding Equity Awards at Fiscal Year-End Table beginning on page 54 for more information). These values are based upon the closing price per share of THG’s Common Stock on December 31, 2010 as reported on the NYSE ($46.72). Values for 2009 and 2010 PBRSUs assume payment at target; values of 2008 PBRSUs are based on actual payout of 54% of target amount. The 2008 PBRSUs vested and were paid to the NEOs in March 2011.

Death and Disability. In the event of a NEO’s death, a pro-rated portion of the PBRSUs vest, but only if the performance goals have been achieved. In the event an NEO is terminated due to disability, a pro-rated portion of the PBRSUs vest (assuming the performance goals are achieved) with one year additional vesting credit given to the participant.

Change in Control. In the event of a change in control, (i) a pro-rated portion of the 2008 PBRSUs vest at the actual achievement level of 54% of their target, and (ii) unless such awards are assumed by the successor entity, 100% of the 2009 and 2010 PBRSUs vest based upon target level achievement.

TBRSUs

Value of unvested TBRSUs granted in 2008, 2009 and 2010 (see Outstanding Equity Awards at Fiscal Year-End Table beginning on page 54 for more information). These values are determined by applying the closing price per share of THG’s Common Stock on December 31, 2010 as reported on the NYSE ($46.72) to the total number of unvested shares.

Death and Disability. In the event of a NEO’s death, a pro-rated portion of the TBRSUs vest. In the event an NEO is terminated due to disability, a pro-rated portion of the TBRSUs vest with one year additional vesting credit given to the participant.

Change in Control. In the event of a change in control, unless such award is assumed by the successor entity, 100% of the TBRSUs vest.

(4)	Restricted stock units (“RSUs”) issued pursuant to the Company’s IC Deferral Program (see Outstanding Equity Awards at Fiscal Year-End Table beginning on page 54 and section entitled IC Deferral Program on page 59 for more information). In the event the NEO is terminated for any reason, other than as a result of a change in control, the RSUs are forfeited (and a cash payment equal to the initial amount deferred, plus interest, is paid in lieu of the forfeited RSUs). In the event of a change in control, such RSUs fully vest. Amount shown in the table above reflects the positive difference, if any, between the value of fully vested RSUs (value of underlying shares as of December 31, 2010 plus deferred dividend equivalents and accrued interest) and the amount of cash originally deferred by the NEO (plus accrued interest).
(5)	Value of all unvested stock options. Represents intrinsic value (difference between fair market value of THG Common Stock and the exercise price of the options multiplied by the number of unvested options). Unless such award is assumed by the successor entity in a change in control, upon a change in control such unvested options immediately vest and become exercisable in full. In the event an NEO is terminated due to disability, one year additional vesting credit is given to the participant.
(6)	Represents the estimated cost of continued health and dental benefits for a period not to exceed one year. All such benefits terminate in the event the NEO obtains other employment that provides the NEO with group health benefits.
(7)	Represents the estimated cost of one year of outplacement services.

(8)	Represents a lump sum payment equal to the amount which would be credited for 2010 to the NEO’s account balances under the 401(k) Plan and the Non-Qualified Retirement Savings Plan, based upon the higher of the NEO’s 2009 or annualized 2010 eligible compensation.
(9)	Federal tax rules at Sections 280G and 4999 of the Internal Revenue Code impose adverse tax consequences on certain payments and benefits related to a corporate change in control. Where applicable, the rules impose a 20% excise tax (in addition to normal federal income taxes also imposed upon the individual) on, and deny a corporate deduction for, the excess of an individual’s change in control-related payments over the individual’s “base amount”—that is, his or her average annual taxable compensation determined, in general, using a five-year look back for averaging. However, the rules contain a “safe harbor” that permits an individual to receive just under three times the “base amount” without an excise tax or loss of deduction. Pursuant to the CIC Plan, certain participants are entitled to a “gross-up” payment when payments made to the participant in connection with a Change in Control are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (a “280G Gross-Up Payment”), provided, however, such participants are entitled to a 280G Gross-Up Payment only to the extent such participant’s total change in control-related payment/benefit is 110% or more of the safe harbor amount. If the change in control related payment is less than 110% of the safe harbor amount, no 280G Gross-Up Payment shall be made and the payment/benefits for the individual will be reduced to maximize the after-tax payment to the individual without triggering the 280G Gross-Up Payment. Notwithstanding the foregoing, it is the Company’s policy that no new participants in the CIC Plan be entitled to a 280G Gross-Up Payment.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors, and persons who beneficially own more than ten percent (10%) of our Common Stock, to file initial reports of ownership, and reports of changes in ownership, of our Common Stock with the SEC and the NYSE. Such persons are required by SEC regulations to provide to THG copies of all their Section 16(a) filings. Based solely on a review of the forms furnished to THG and written representations from THG’s executive officers and directors, THG believes that during 2010 THG’s executive officers and directors fully complied with all Section 16(a) filing requirements.

HOUSEHOLDING INFORMATION

Some brokers and nominees may be participating in the practice of “householding” proxy statements, annual reports and notices of internet availability of proxy materials. This means that only one copy of our Proxy Statement, our Annual Report or our Notice of Internet Availability of Proxy Materials may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of any of the documents to you if you call 1-800-407-5222 or write to THG at 440 Lincoln Street, Worcester, Massachusetts 01653 (attention: Investor Relations). If you want to receive separate copies of our Annual Report, Proxy Statement and/or Notice of Internet Availability of Proxy Materials in the future, or are receiving multiple copies at your household and would like to receive only one copy for your household, you should contact your broker or nominee, pursuant to SEC rules, or our Investor Relations department.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company employs a brother of Ms. Zuraitis, who received compensation (salary, bonus and grant date fair value of equity awards) of approximately $250,000 in 2010. Ms. Zuraitis was not involved in the recruiting or hiring of this family member, or in any decisions affecting his individual compensation. His compensation was established by the Company in accordance with its compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions.

ANNUAL REPORT ON FORM 10-K

Shareholders may obtain without charge a copy of THG’s Annual Report on Form 10-K, including financial statements and financial statement schedules, required to be filed with the SEC pursuant to the Exchange Act for the fiscal year ended December 31, 2010, by calling 1-800-407-5222 or by writing to THG at 440 Lincoln Street, Worcester, Massachusetts 01653 (attention: Investor Relations). The information is also available on the Company’s web site at www.hanover.com, under “Investors-SEC Filings.”

OTHER MATTERS

Management knows of no business that will be presented for consideration at the Annual Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the proxy holders to vote the shares represented thereby on such matters in accordance with the recommendation of the Board, and authority to do so is included in the proxy.

SHAREHOLDER PROPOSALS

Proposals submitted by shareholders of THG must be received by the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, Massachusetts 01653 on or before December 6, 2011, to be eligible under the SEC’s shareholder proposal rule (Rule 14a-8) for inclusion in the proxy materials relating to the 2012 Annual Meeting of Shareholders.

Any shareholder proposal to be considered at the Company’s 2012 Annual Meeting of Shareholders, but not included in the proxy materials, must be submitted to the Company’s Corporate Secretary by February 19, 2012, or the persons appointed as proxies may exercise their discretionary voting authority with respect to that proposal. The persons appointed as proxies may also exercise their discretionary voting authority with respect to shareholder proposals submitted prior to February 19, 2012, unless the proponent otherwise complies with the requirements of the SEC’s Rule 14a-4 or Rule 14a-8.

DATED at Worcester, Massachusetts this 4TH day of April 2011.

By Order of the Board of Directors,

CHARLES F. CRONIN

Vice President and Secretary

ANNEX 1

Excerpt from THG’s Corporate Governance Guidelines

Relating to Director Independence Standards

A majority of the directors will be independent, and each year the Board will affirmatively determine that each such independent director has no material relationship with the Company. That determination will be set forth in our proxy statement. When evaluating the independence of each of the Company’s directors, the Board will broadly consider all relevant facts and circumstances that may bear on that director’s independence. The Board has adopted the following categorical standards to assist it in determining the independence of Board members, which include those standards established by the New York Stock Exchange for its listed companies.

A director is not independent if:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.
•

The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director’s immediate family member for service as an employee of the Company (other than an executive officer) will not be considered in determining independence under this test.

•

(i) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•

The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

For the purposes of these guidelines, an “immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home, but excluding anyone who is no longer an immediate family member as a result of legal separation, divorce, death or incapacitation.

If the Company makes charitable contributions to any tax exempt organization in which a director of this Company serves as an executive officer, the Board will consider the materiality of the relationship if the amount paid to the tax exempt organization exceeds the greater of $1 million, or 2% of such organization’s consolidated gross revenues.

Directors have an affirmative obligation to inform the Board of any circumstances or relationships that may impact their designation by the Board as “independent”, including any material changes in such circumstances or relationships.

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09668 (Rev. 3/11)

IMPORTANT ANNUAL MEETING INFORMATION	000004
ENDORSEMENT_LINE _ _ _ _ __ _ SACKPACK _ _ _ __ _ __
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

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Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 16, 2011.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/thg • Follow the steps outlined on the secured website.

Vote by telephone

•    Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•    Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card
▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Company Proposals —	The Board of Directors recommends a vote FOR all the nominees listed below, FOR Proposals 2 and 4, and that you vote “1 Yr” on Proposal 3.

1. To elect the following nominees to the Board of Directors to serve for the respective terms set forth opposite such nominee’s name below:
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		For	Against	Abstain
01 - John J. Brennan	Three - year term expiring in 2014	☐	☐	☐

02 - David J. Gallitano	Three - year term expiring in 2014	☐	☐	☐

		For	Against	Abstain
2. Advisory vote on executive compensation.		☐	☐	☐

	1 Yr	2 Yrs	3 Yrs	Abstain
3. Advisory vote on the frequency of holding an advisory vote on executive compensation.	☐	☐	☐	☐

		For	Against	Abstain
03 - Wendell J. Knox	Three - year term expiring in 2014	☐	☐	☐

04 - Robert J. Murray	Three - year term expiring in 2014	☐	☐	☐

		For	Against	Abstain
4. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of The Hanover Insurance Group, Inc. for 2011.		☐	☐	☐

Non-Voting Items Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

In signing, please write name(s) exactly as appearing in the imprint on this card. For shares held jointly, each joint owner should sign. If signing as executer, or in any other representative capacity, or as an officer of a corporation, please indicate your full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

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2011 Annual Meeting of Shareholders The Hanover Insurance Group, Inc.
Tuesday, May 17, 2011, 9:00 a.m. 440 Lincoln Street, Worcester, MA
Directions To The Hanover
From Boston.
Follow the Mass Pike west to exit 11A.
• Follow Rte. 495 north to exit 25.
• Take Interstate 290 west to exit 20.
• Turn right onto Lincoln Street.
The Hanover is on your left.
From New Hampshire And Northeastern Massachusetts.
Follow Route 495 south to exit 25.
• Take Interstate 290 west to exit 20.
• Turn right onto Lincoln Street.
The Hanover is on your left.
From Connecticut And Western Massachusetts.
Follow the Mass Pike east to exit 10.
• Proceed along Interstate 290 east to exit 20. Stay to the right when exiting.
• At the end of the exit ramp, proceed through one set of traffic lights to a second set of lights.
• Turn left onto Lincoln Street and drive approximately one-quarter mile.
The Hanover is on your left.

Where To Park.
Parking is available at The Hanover’s front entrance on Lincoln Street. All visitors are requested to enter the main lobby and register with the receptionist upon arrival.

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — The Hanover Insurance Group, Inc.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 17, 2011

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having received the Notice of Annual Meeting of Shareholders and the Proxy Statement (the “Proxy Statement”), hereby appoint(s) Frederick H. Eppinger and J. Kendall Huber and each of them, Proxies of the undersigned (with full power of substitution) to attend the Annual Meeting of Shareholders of The Hanover Insurance Group, Inc. (the “Company”) to be held on May 17, 2011, and all adjournments thereof (the “Meeting”), and to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote, if personally present, in regard to all matters that may come before the Meeting.

For the participants in The Hanover Insurance Group Retirement Savings Plan, this Proxy Card will constitute voting instructions to the Trustee under the Plan. As a participant in the Plan, the undersigned understands that, in accordance with the terms of the Plan, these instructions shall be held in the strictest confidence by the Trustee and shall not be divulged or released to any person, including officers or employees of the Company. These instructions will be followed as directed. Shares held in the Plan for which no participant instructions are received by the Trustee will not be voted. Participant instructions received by the Trustee after May 12, 2011, may not be counted.

The undersigned hereby confer(s) upon the Proxies, and each of them, discretionary authority (i ) to consider and act upon such business, matters or proposals other than the business set forth herein as may properly come before the Meeting, and (ii) with respect to the election of any substitute nominees designated by the Board of Directors in the event that any of the nominees are unavailable to serve. The Proxy when properly executed will be voted in the manner specified herein. If no specification is made, the Proxies intend to vote FOR all nominees for director, FOR the advisory vote on executive compensation, FOR the holding of an advisory vote on executive compensation every year and FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Your vote is important. Please vote your proxy to day.